registration No. 333-60372

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           Form SB-2 (Amendment No. 2)


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        AIR PACKAGING TECHNOLOGIES, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)



       DELAWARE                      3089                       95-4337254
(State of Incorporation)       (Primary Standard             (I.R.S. Employer
                                   Industrial             Identification Number)
                              Classification Number)


                                 Donald Ochacher
                             Chief Executive Officer
                25620 Rye Canyon Road, Valencia, California 91355
                                 (661) 294-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. G. McAllister, Esq.
W. Sterling  Mason, Esq.
405 East 12450 So., Suite A
Draper, Utah  84020
(801) 572-6610

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE
Title of each class
Of securities to be  Amount to be        Price      Maximum         Amount of
Registered           Registered (2)   Per Share(1)  Offering        registration Fee
common stock, $0.01  6,050,000           $1.70      $10,285,000      $2,715.24

-------------------------------------------------------------------------------

(1) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the last reported sales price of the registrant's common stock on May 2, 2001. (2) The amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and anti-dilution provisions in accordance with Rule 416.


The registrant hereby amends this registration statement on an date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                        6,050,000 SHARES OF COMMON STOCK

                        AIR PACKAGING TECHNOLOGIES, INC.

     The stockholders of Air Packaging Technologies, Inc. listed below in the section entitled "Selling Stockholders and Plan of Distribution" may offer and sell from time to time shares of our common stock under this prospectus. These shares include 4,500,000 shares of common stock which may be acquired by these stockholders by electing the conversion and exercise provisions related to our
8.75 % convertible debentures and related warrants, 950,000 shares issuable pursuant to other outstanding warrants, and 600,000 previously issued shares. The maximum number of shares of common stock which may be resold under this prospectus is 6,050,000 shares.

     Although we will be entitled to receive proceeds in the amount of $1,575,000 from the exercise of the warrants by the selling stockholders, we will not receive any part of the proceeds from sales of common stock by the selling stockholders.

     Our common stock is traded on the OTCBB operated by the NASD, under the trading symbol "AIRP". On May 1, 2001, the last reported sales price of our common stock on the OTCBB was $1.70.


The purchase of our securities involves a high degree of risk. See "risk factors," at page five, for a discussion of many matters that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus is              , 2001

                                TABLE OF CONTENTS



ABOUT THIS PROSPECTUS                                                          5

SUMMARY INFORMATION                                                            5

RISK FACTORS                                                                   6

INFORMATION AVAILABLE TO YOU                                                   9

USE OF PROCEEDS                                                                9

SELLING PERSONS AND PLAN OF DISTRIBUTION                                       9

LEGAL PROCEEDINGS                                                             12

DIRECTORS AND EXECUTIVE OFFICERS                                              12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS                               13

DESCRIPTION OF SECURITIES OF AIR PACKAGING TECHNOLOGIES, INC                  14

EXPERTS                                                                       14

SHARES ELIGIBLE FOR FUTURE SALE                                               15

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES                                                15

DESCRIPTION OF BUSINESS                                                       16

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          23

DESCRIPTION OF PROPERTY                                                       30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                30

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      30

EXECUTIVE COMPENSATION                                                        31

LEGAL MATTERS                                                                 33

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE                                        33

FINANCIALS                                                                   F-1

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may sell up to 6,050,000 shares of our common stock, the majority of which they may acquire in the future from us. This prospectus provides you with a general description of our common stock which the selling stockholders may offer. When the selling stockholders sell our common stock, we may provide, if necessary, a prospectus supplement that will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Information Available to You."

                               SUMMARY INFORMATION

     Since 1992, Air Packaging or APTI, as it is also known, has been engaged in the manufacturing, distribution, marketing, and continued development of inflatable, protective packaging for use in shipment of higher value and fragile products. We hold worldwide patents on a packaging system which utilizes chambered packing material to provide a cushion of air around products during shipment. Our Air Box(R) system competes favorably against materials like bubble wrap, urethane foam, etc., in terms of protection, ease of use and storage, for shipment of higher value items throughout the world. In addition, during the current year we have been aggressively targeting the promotional and retail packaging market and focusing on the lower priced, higher volume packaging market with new products. It should be noted that Air Packaging's auditors have raised a substantial doubt as to whether or not we will remain a going concern. This doubt is due to the fact that from inception we have never reported a profit and have an accumulated deficit of $23,789,114.

     Our corporate offices are located at 25620 Rye Canyon Road, Valencia, California 91355; our telephone number is (661) 294-2222; and our facsimile number is (661) 294-0947.

The Offering
Securities offered by Air Packaging ---                       None

Securities offered by the selling stock holders---            up to 6,050,000 shares of common stock

Common stock outstanding prior to the Offering ---            11,298,358 shares


Use of proceeds.......................                        Air  Packaging  will not  receive any  proceeds  from
                                                              the  sale  of the  shares  or the  conversion  of the
                                                              debentures  by  the  selling  shareholders.  However,
                                                              Air   Packaging   will  receive   proceeds  from  the
                                                              exercise of warrants to purchase  the common  stock .
                                                              Such  proceeds,  if any,  will be  used  for  general
                                                              corporate purposes.

Risk factors..........................                        The  common  stock   offered  by  the  selling  stock
                                                              holders  involves  a high  degree of risk.  See "Risk
                                                              Factors."

Market symbol .....................                           AIRP



     An investment in the common stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  RISK FACTORS

         You should carefully consider the following risk factors before making any investment decision.

         The risks and uncertainties below are not the only ones facing Air Packaging. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

         You should be aware that some of the information contained in this prospectus are forward-looking statements and are based upon projections and assumptions that may not be reliable.

         These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements are generally identified by the use of the following words: "anticipate", "believe", "estimate", "expect", "hope", "intend", "plan", "seek", "search" and other words which indicate the future anticipations of Air Packaging. Forward-looking statements, by their very nature, involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by such statements. Accordingly, you should not place undue reliance on these forward-looking statements.

         We have had a history of operating losses and this may continue to be the case. If we do not become profitable the business may be forced to shut down and liquidate its assets to pay its debts.

         Our expenses are currently greater than our revenues. In the most recent year end financial report, for the year ended December 2000, our gross income from operations was $909,214, and our expenses were $4,471,362, which resulted in a net loss, before taxes, of $3,489,220. We have had a history of losses and, at December 31, 2000, had an accumulated deficit of $23,299,212. In the first three month period ended March 31, 2001, the net losses increased by $123,262, to $489,902 from $366,640 for the first three months of the year 2000. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins for sustained growth; something we have not achieved to date. If the sales volume does not increase significantly then expenses will continue to exceed gross income from operations and we will be forced out of business. Primarily as a result of our recurring losses our independent certified public accountants included an explanatory paragraph in their opinion of our December 31, 2000 financial statements wherein they expressed substantial doubt about our ability to continue as a going concern.


         Because of our high fixed operating costs, we will need to increase our sales substantially or we will be forced to raise additional capital or close our business.

         The costs associated with the plant and equipment necessary to produce our products, called "fixed costs", is high relative to the sales volume achieved to date. Those costs will increase in view of our plans to acquire a third manufacturing machine. Costs such as depreciation, utilities, maintenance and supplies will increase with this acquisition. For Air Packaging to achieve profitability it must substantially increase its sales volume. If we are unable to achieve the volume of sales necessary to over come the high fixed costs of operations we will find it necessary to raise additional capital or be forced to close the business.


         It Is Highly Likely That We Will Need To Raise Additional Capital In The Future And We Are Uncertain If We Will Be Able To Do So; if we cannot, the business will cease.

         Air Packaging will require additional capital to continue a trend of greater volume which will require higher levels of inventory, accounts receivable and higher operating expenses for marketing. We anticipate that it will be necessary to raise $2,000,000 over the next twelve months in order to sustain our current operations. Negative cash flows from operating and investing activities in fiscal years 2000 were $1,798,447 which were covered by cash provided from financing activities in the fiscal year 1999 and 2000. Negative cash flows from operating and investing activities in three month ended March 31, 2001 were $489,694 which were covered by cash provided from financing activities in the fiscal years 2000 and 2001. Air Packaging is presently negotiating with sources for additional equity capital to allow it to expand the current level of operations. If we do not obtain this capital, we will not be able to increase our volume, thus continuing to operate at a loss until we are forced out of business.


         We have a limited ability to raise additional capital which may diminish our access to conventional lending sources.

         Air Packaging may not have the ability to raise additional capital through conventional sources such as bank or institutional lending sources. This is primarily due to the fact that we have already pledged our assets to secure certain convertible notes. If, as already stated, we cannot raise the additional capital necessary to fund the business operations then we will be forced to close the business operations.


         You should take into consideration the fact the United States economy is experiencing a slow down and may be moving toward a recession which may then decrease the sale of our products and cause us to cease operations.

         Our product lines rely upon the sale and transportation of products between businesses and by and between consumers. If the United States economic activity decreases, demand for our products may decrease as a direct result. Such a decrease may make it difficult for Air Packaging to sustain its recent economic growth which may result in the closure of the business operations.

         Competitors may copy our products or develop products that replace our lines which may result in the failure of our company.

         Our business is highly competitive. All aspects of our business, including price, promptness of service, and product quality are significant competitive factors and our ability to successfully compete with respect to each factor is material to its profitability. Although we have received patents in the United States on aspects of our products, competitors may not be prevented from developing products substantially equivalent to ours. Patent litigation entails high costs and can take a long time. Therefore, our patent position may not prevent competition which, in turn, may cause us to close the business operations.

         If we do not respond to rapid technological changes, our services could become obsolete and we would lose customers and go out of business.

         The nature of Air Packaging's product lines are such that changes are continually made to the tools and machines and ultimate products. Air Packaging has been able to keep pace with those changes and hire qualified personnel that are well trained and experienced with the design and manufacturing of the equipment. However, in the event that we are unable to keep pace with those changes or hire qualified personnel, we will be unable to compete in the market place and will be forced out of business.

         Our stock price has been volatile making it difficult to value or price your stock from time to time.


         The stock markets have been very volatile for over a year and our stock has experienced that volatility. The OTC Bulletin Board often experiences severe fluctuations in terms of price and volume even when the other markets are more stable. Over the past year months stock markets throughout the world have experienced extreme volatility and substantially depressed stock prices. Such volatility makes valuation of your investment difficult and has a negative impact on the ability of Air Packaging to raise capital because it is difficult to value the stock for potential investors. Such volatility may very well increase thus making it even more difficult to value our stock. In addition, our stock price and volume will be impacted by numerous factors, such as:


>>  Variations in quarterly earnings
>>  Significant customer orders
>>  General conditions in the shipping industry
>>  Material public announcements
>>  Market activity of our competitors
>>  Strategic alliances and mergers in which we or our competitors are involved.

     There is always the concern that the expected earnings may fall below the level anticipated by the market makers and analysts which could severely impact the stock price. If there would be a severe and continuing decline in our stock price, it is possible that litigation could be instigated by our shareholders causing significant costs to Air Packaging. These costs could be measured in distraction of management and loss of capital as well as the possibility of ultimate liability; all of which may result in the failure and closure of the business.

        Additional Shares Could Depress our Stock Price and result in a loss in the value of your investment in our company.

         Our Articles of Incorporation currently authorize the Board of Directors to issue up to 50,000,000 shares of common stock, par value $.01. The power of the Board of Directors to issue shares of common stock or warrants to purchase shares of common stock is subject to shareholder approval in only limited instances. Accordingly, any additional issuance of our common stock may have the effect of further diluting the equity interest of our present shareholders and decreasing our stock price.

          As of March 31, 2001, we had $1,000,000 in debentures convertible into 2,500,000 shares of common stock at $.40 per shares, 1,950,000 warrants to purchase shares at $0.50 per share, 1,000,000 warrants to purchase shares at $0.60 per share, 560,000 warrants to purchase shares at $0.55 per share, and 812,500 employee options to purchase shares at various prices ranging from $0.50 to $1.50. These total 6,822,500 additional shares that could be issued at prices substantially less than the current market price for our shares. Of these 5,450,000 shares underlying debentures and warrants are being registered for sale.

         The lack of liquidity for our stock and the penny stock rule may make it difficult for shareholders to sell their shares when they desire to do so.

          Our  common  stock is  currently  traded  on the OTC  Bulletin  Board, operated by the NASD, Inc. The stock is subject to the "penny stock" rule that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in these securities. Application of this rule does, by its nature, adversely affect the ability or willingness of the purchasers of common stock to sell their shares in the secondary market.

         Unless and until the price of our common stock is more than $5.00 per share, our securities will be subject to the low priced security or so-called "penny stock" rule that imposes additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires:

>> that a broker or dealer approve a person's account for transactions in penny stocks; and
>> the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

>> obtain financial information and investment experience and objectives of the person; and
>> make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form:

>> that sets forth the basis on which the broker or dealer made the suitability determination; and
>> that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.



                          INFORMATION AVAILABLE TO YOU

     Air Packaging Technologies, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form SB-2 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement. Certain items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Commission. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each of these documents filed with the Commission as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each of these statements is qualified by this reference. To see more detail, you should read the exhibits and schedules filed with our registration statement.

                                 USE OF PROCEEDS

        Air Packaging will receive proceeds from the exercise of warrants which are to be issued as part of the Units which are comprised of a convertible debenture carrying interest at an annual rate of 8.75%, and a total of 1,000,000 "$0.50" warrants which shall entitle the holder thereof to purchase one share of Air Packaging's common stock at $.50 per share, and 1,000,000 "$0.60" warrants which shall entitle the holder thereof to purchase one share of Air Packaging's common stock at $.60 per share. In addition, Air Packaging will receive proceeds from the exercise of 950,000 other outstanding warrants which entitle the holder thereof to purchase one share of Air Packaging's common stock at $0.50. If all of these warrants are exercised, Air Packaging shall receive a total of $1,575,000. These proceeds will be used for the working capital needs of Air Packaging.


                    SELLING PERSONS AND PLAN OF DISTRIBUTION

         All of the shares of common stock of Air Packaging covered by this prospectus are being registered for sale for the account of the selling persons named in the table below under "Shares of common stock Offered by selling Stockholders". 2,500,000 of the shares being offered by the selling stockholders will be received if and when they convert all of their debentures into common stock in Air Packaging, which they may not do without giving Air Packaging 61 days prior notice of conversion. Although Air Packaging will receive the benefit of exchanging long term debt for equity from the conversion of the outstanding debentures, Air Packaging will not receive any of the proceeds from the sale of shares by the selling stockholders offered hereby.


         In addition to the stock received by the selling stockholders upon conversion of their debentures, these shareholders also hold warrants which, when and if exercised, will result in their receipt of 2,000,000 shares of Air

Packaging's common stock, which may not be exercised prior to the conversion of the above convertible debentures and then only upon 61 day prior notice to Air Packaging. Air Packaging will benefit from the exercise of these warrants and receive a total of $1,100,000. In addition, there are 950,000 other warrants which, upon exercise, will result in the issuance of 950,000 shares of Air Packaging's common stock. Air Packaging will receive $475,000 from the exercise of the warrants.

         Lastly, 600,000 shares are being registered pursuant to contractual registration requirements. Air Packaging will not receive any proceeds from the sale of these shares.

         The shares of common stock offered by the selling stockholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This prospectus has been prepared so that future sales of the shares of common stock by the selling persons will not be restricted other than as set forth herein. In connection with any sales, the selling stockholders and any brokers participating in these sales may be deemed to be "underwriters" within the meaning of the Securities Act.

         The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be sold in one or more transactions (which may involve block transactions) on the OTCBB or on other market on which the common stock may from time to time be trading, or in privately negotiated transactions. The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price, a negotiated price, or any other price determined by the selling stockholders from time to time. The shares may also be sold pursuant to Section 4(1) of the Securities Act or Rule 144 thereunder rather than pursuant to this prospectus.

          The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stock holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

          The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of these people. The foregoing may affect the marketability of the shares.

          Listed below are (i) the names of each selling stock holder and their office or position, if any, with Air Packaging, (ii) the total number of shares beneficially owned and the number of shares to be sold in this offering by each selling stock holder as of March 31, 2001, and (iii) the percentage of common stock owned by each selling stock holder after this offering:


                                                              Number of
                                                              Shares of               Common Stock
                                    Shares of Common          Common Stock            Owned
                                    Stock Owned               Offered for             Upon Completion
                                    Prior to Offering*(2)     Stockholder's Accnt*    of Offering(1)
                                    ---------------------     --------------------    --------------

NAME & TITLE                                NUMBER               NUMBER                  PERCENT
----   -----                                ------               ------                  -------
Allevamento Cristal Srl (3)                 225,000             225,000                     -0-

Advanced Securities
Management Limited (4)                      225,000             225,000                     -0-

Comprehensive Ventures
Inc. Ltd (5)                              1,125,000           1,125,000                     -0-

Progressive Emerging
Ventures Ltd. (6)                         1,125,000           1,125,000                     -0-

Beckford Advisors Ltd.(7)                   337,500             337,500                     -0-

Maynard Worldwide Inc.(8)                 1,125,000           1,125,000                     -0-

Innovative Investments
Network Ltd.(9)                             562,500             562,500                     -0-

Paradigm Financial AVV(10)                  225,000             225,000                     -0-

Prestige Underwriters NV(11)                450,000             450,000                     -0-

Givigest Fiducuciaria SA (12)               175,000             175,000                     -0-

Claudio Gianascio (13)                      150,000             150,000                     -0-

Linda Ramaj (14)                             25,000              25,000                     -0-

Federica Ponti Tosio(15)                     25,000              25,000                     -0-

Raffaele Coltella (16)                       25,000              25,000                     -0-

Alfredo M. Villa (17)                       150,000             150,000                     -0-

Paul O'Mahony (18)                           87,500              87,500                     -0-

Arxo Sagl (19)                               12,500              12,500                     -0-

*Assumes the exercise or conversion, as the case may be, of all warrants or debentures.

(1)  Assumes the sale of all shares offered pursuant to this prospectus.

(2)  Beneficial ownership is determined in accordance with the rules of the Securities and
     Exchange Commission, and includes generally voting power and/or investment power with respect to securities.

(3)  Includes  225,000  shares of common stock  issuable upon the exercise of the warrants owned by Allevamento Cristal Srl. Beneficial owner is Cristina Uccelli.

(4)  Includes  225,000  shares of common stock  issuable upon the exercise of the warrants owned by Advanced Securities Management Limited. Beneficial owner is Sharmene Smith.

(5)  Includes  1,125,000  shares of  common  stock  issuable  upon the  conversion  of the debentures  and exercise of the warrants owned by  Comprehensive  Ventures Inc. Ltd..
     Beneficial owner is Jason Anthony Tabone

(6)  Includes  1,125,000  shares of  common  stock  issuable  upon the  conversion  of the debentures and exercise of the warrants owned by Progressive  Emerging Ventures Ltd..
     Beneficial owner is Sheridan R. Gill.

(7)  Includes  337,500  shares  of  common  stock  issuable  upon  the  conversion  of the debentures  and exercise of the warrants owned by Beckford  Advisors Ltd.  Beneficial owner is Marina Hickman.

                                       11

(8)  Includes  1,125,000  shares of  common  stock  issuable  upon the  conversion  of the debentures and exercise of the warrants owned by Maynard  Worldwide Inc..  Beneficial owner is Linda Anne Fryer.

(9)  Includes  562,500  shares  of  common  stock  issuable  upon  the  conversion  of the debentures and exercise of the warrants owned by Innovative Investments Network Ltd..
     Beneficial owner is Paul Eckersley.

(10) Includes  225,000  shares  of  common  stock  issuable  upon  the  conversion  of the debentures and exercise of the warrants owned by Paradigm  Financial AVV.  Beneficial owner is Melinda Daal.

(11) Includes  450,000 shares of common stock issuable upon the exercise of warrants owned by Prestige Underwriters NV. Beneficial owner is Robin Croes..

(12) Alfredo  Villa  and  Claudio  Gianascio  each own 50% of the  ownstanding  shares  of
     Givigest  Fiduciaria  SA.  Includes  25,000 shares of common stock  issuable upon the exercise of warrants owned by Givigest.

(13) Includes  150,000 shares of common stock issuable upon the exercise of warrants owned by Claudio Gianascio.

(14) Includes  25,000 shares of common stock  issuable upon the exercise of warrants owned by Linda Ramaj.

(15) Includes  25,000 shares of common stock  issuable upon the exercise of warrants owned by Federica Ponti Tosio.

(16) Includes  25,000 shares of common stock  issuable upon the exercise of warrants owned by Raffaele Coltella.

(17) Includes  150,000 shares of common stock issuable upon the exercise of warrants owned by Alfredo M. Villa.

(18) Includes  87,500 shares of common stock  issuable upon the exercise of warrants owned by Paul O'Mahony.

(19) Includes  12,500 shares of common stock  issuable upon the exercise of warrants owned by Arxo Sagl. Beneficial owner is Silvia Cavaciuti.


                                LEGAL PROCEEDINGS


Air Packaging is not a party to any pending legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against Air Packaging. No director, executive officer or affiliate of Air Packaging or owner of record or beneficially of more than five percent of Air Packaging's common stock is a party adverse to Air Packaging or has a material interest adverse to Air Packaging in any proceeding.






                        DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers and their respective ages are as follows:

The names, ages and positions of the directors and executive officers of Air Packaging as of December 31, 2000, are as follows:

Name                        Age           Position                      Since
----                      --------        ---------                     -----
Donald Ochacher              63           Chairman, CEO & a Director    06/99
Janet Maxey                  38           Chief Financial Officer       07/97
Garry Newman                 50           Vice President                06/97
Elwood C. Trotter            58           Vice President                04/89
Carl Stadelhofer             47           Director                      11/98
Marco Calmes                 53           Director                      05/00

     The Directors serve until the next annual meeting of shareholders, or until their successors are elected.

     Donald Ochacher - President and Chief Executive Officer and Chairman of the Board of Directors of Air Packaging since June 1999. Mr. Ochacher has been a member of the New York bar since 1960 and was engaged in the private practice of law specializing in corporate and tax law until 1973 when he became General Counsel and Chief Financial and Administrative Officer of the Newark Group Ltd., a large privately owned paper company. Since 1985, he has been both an attorney and business consultant and at various times, has served as President of privately owned companies engaged in the paper, hazardous waste, real estate and long distance telephone resale industries, from May 1994 to the present, Mr. Ochacher is president of The 800 Network, Inc. From August 1997 to August 1998, he was chief Financial Officer of Electric Entertainment Corp. Mr. Ochacher graduated from the New York University School of Law in 1960, receiving a LL.B degree and received his B.A degree from Cornell University in 1957.

     Janet Maxey - Ms. Maxey has been an employee of Air Packaging since May 1991, and became Chief Financial Officer in July 1997. Ms. Maxey attended California State University, Northridge, and earned a Bachelor of Science Degree in Business Administration.

     Garry Newman - Vice President of Manufacturing and Engineering since June 1997. Prior to that, Mr. Newman was Engineering & Quality Assurance Manager for Richmond Technology from October 1994 until he joined Air Packaging. Mr. Newman attended University of California, Davis, and earned a Bachelor of Science Degree in Chemical Engineering.

     Elwood Trotter - Mr. Trotter has been an employee of Air Packaging since April 1989 and became Vice President, Special Projects in February 1996. Mr. Trotter attended Simon Fraser University in British Columbia, Canada.

     Carl Stadelhofer - Attorney with Rinderknecht Klein & Stadelhofer in Switzerland since July 1990. Mr. Stadelhofer is a French and Swiss citizen; admitted in Switzerland 1982. Education: Law Schools of Zurich and Berne University (lic.jur1979); Harvard Law School, Massachusetts; Georgetown University, Washington, D.C. Mr. Stadelhofer specializes in banking and financing, mergers and acquisitions, investment funds and international securities transactions.

     Marco Calmes - Since March of 2000, Mr. Calmes has been coordinator of portfolio management at SCF Societa Di Consulenza Finanziaria SA. From 1990 until 2000 he had been employed by Banca Adamas Lugano as a portfolio manager and responsible for the development of institutional clients. He has been in the banking business in Switzerland since 1978. In 1968 he received a Bachelors degree. In 1969 he received a Masters in Business Administration from Michigan State University.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership as of December 31, 2000, of Air Packaging's common stock , by any person who is known to Air Packaging to be the beneficial owner of more than 5% of Air Packaging's voting securities and by each director and by officers and directors of Air Packaging as a group.

                                                  Beneficial(1)  Percentage
Officers and Directors                            Ownership      of Class(1)
----------------------                            ---------      -----------

Donald Ochacher, Chairman, CEO
and a Director(2)                                    220,832        1.9%
Elwood C. Trotter, Vice President(3)                 155,649        1.4%
Carl Stadelhofer, Director                           223,333        1.9%
Marco Calmes                                             -0-        0.0%
                                                   ---------       -------
All current directors and
officers as a group (6 persons)                      718,962        6.0%
                                                   =========       =======
5% Holders(4)



Schmitt Industries, Inc. (5)                       1,153,058       10.2%
2765 N.W Nicolai Street
Portland OR 97210




1 Assumes that only each person's options have been exercised and no other person's have been exercised for the percentage calculation.

2 Includes 195,832 stock options outstanding and exercisable at 12/31/00. Options issued during fiscal 2000 contained vesting terms which include immediate vesting of 50% of the options granted and quarterly vesting for twelve quarters for the balance.

3 Includes 136,873 stock options outstanding and exercisable at 12/31/00. Options issued during fiscal 2000 contained vesting terms which include immediate vesting of 50% of the options granted and quarterly vesting for twelve quarters for the balance.

4    Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

5 It is our understanding that Schmitt Industries, Inc. is a publicly traded and reporting company. Based upon the filed reports it appears that the following persons could have sole or shared voting or investment powers with respect to the shares owned by Schmitt Industries, Inc.:Wayne A. Case, Chairman/President/CEO, Director; David W. Case, Vice President of Operations; Robert C. Thompson, Chief Financial Officer; Linda M. Case, Secretary; Maynard E. Brown, Director (Class 3); David M. Hudson , Director (Class 1); Trevor S. Nelson, Director (Class 2); Ray E. Oeltjen, Director (Class 1); Dennis T. Pixton(2) Director (Class 1); and John A. Rupp Director (Class 2).






                   DESCRIPTION OF SECURITIES OF AIR PACKAGING

Common Stock

      The authorized capital stock of Air Packaging consists of 50,000,000 shares of common stock, par value $0.01, of which 11,298,358 shares were outstanding as of March 31, 2001.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of capital stock. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of Air Packaging, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock that might be issued in the future. Holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to these shares. All outstanding shares of common stock are fully paid and nonassessable.


During 2000 and early 2001, Air Packaging issued $1,000,000 in convertible notes with interest payable annually in common stock on December 31 at 8.75% per annum. The 8.75% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such note at any time before December

31, 2003 into shares of common stock of Air Packaging. The conversion price shall be the lesser of $0.40 per share or a 20% discount to be closing high bid price on the date of conversions if the closing high bid price for Air Packaging's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provisions. In addition, each convertible note is part of a unit consisting of the debenture, one $0.50 warrant and one $0.60 warrant allowing the purchase of one share of common stock per warrant at certain times before January 1, 2004, subject to certain conditions.



                                     EXPERTS


     The consolidated financial statements of Air Packaging Technologies, Inc. at December 31, 2000, and for each of the two years in the period ended December 31, 2000, included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Air Packaging Technology, Inc.'s ability to continue as a going concern), and have been included herein in reliance upon this report given upon the authority of said firm as experts in auditing and accounting.


                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of March 31, 2001, Air Packaging had 11,298,358 common shares outstanding. Air Packaging also has convertible debentures, warrants and options issued and outstanding or to be issued which, if converted or exercised in full, would require Air Packaging to issue up to an additional 6,822,500 shares of its common stock which would result in Air Packaging having 18,120,858 Shares of its common stock issued and outstanding. Of the outstanding shares on March 31, 2001, 935,988 were restricted securities as discussed below. If all the debentures, options and warrants above were converted or exercised this would increase the number of restricted securities by 6,822,500 to 7,758,488 shares, of which 6,050,000 are being registered pursuant to this registration statement.

     Rule 144 provides in essence that a person not affiliated with Air Packaging who has held restricted securities for a period of one year, generally may sell every three months, in brokerage transactions, a number of shares which does not exceed the greater of one percent of a corporation's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or any other exemptions from the Act, if available, or subsequent registrations of common stock of the current shareholders, may have a depressive effect upon the price of the common stock.

     In addition, Air Packaging may register "restricted securities" from time to time. The sale of these otherwise restricted securities could adversely affect the market for Air Packaging's common stock.

     No prediction can be made as to the effect that future sales of common stock, or the availability of shares of common stock for future sale, will have on the market price of the common stock prevailing from time to time.




            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES


     The Delaware General Corporation Law, under which Air Packaging is incorporated, gives a corporation the power to indemnify any of its directors, officers, employees, or agents who are sued by reason of their service in their capacity to the corporation provided that the director, officer, employee, or agent acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action, he must have had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the securities act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the act and is, therefore, unenforceable, in the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of this issue.


                             DESCRIPTION OF BUSINESS


1.   PRODUCTS
-------------

     APTI manufactures and markets a line of industrial packaging products under the name "Air Box"(R) and two private label brands pursuant to two separate agreements with Minnesota Mining and Manufacturing Company under the names 3M Inflata-Pak(TM) Air Cushion Packaging and 3M (TM)Air Cushion Packaging.

     The Air Box(R) provides reusable protective packaging during shipping and storage for a wide range of high value items. It provides vastly superior protection from ESD (electro static discharge) damage, and moisture. It also provides see-through transparency for visual inspection of the product during shipment and storage.

     The patented design suspends an item within a double-chambered envelope, which when inflated, surrounds the item with a protective cushion of air, protected by a double wall of transparent material, made out of a combination of polyethylene and nylon.

     Although not an inexpensive form of packaging, the Air Box(R) provides a cost-effective packaging solution for higher value items and is environmentally superior to conventional packaging. When deflated and disposed of, use of the Air Box reduces the amount of waste by up to 90%, compared with traditional packaging. The packaging is also easily storable in deflated form, greatly reducing warehouse space required to be devoted to package material storage.

     Air Box(R) is reusable, allowing the package to be deflated and reused. The Air Box is designed for companies that have substantial round-trip packaging and shipping requirements.

     APTI has also developed and markets a Static Discharge Shielding (SDS) Air Box(R). This product is designed for electronic products requiring static-discharge protection (i.e., Wafers and Integrated Circuits). The SDS Air Box(R) has two layers of anti-static coated film (inner and outer bags) that dissipate static electricity while the package's air chamber provides full static shielding. This provides one hundred times the protection of traditional static shielding bags, and still provides cushion protection, all in one package.

     The SDS Air Box(R) also meets MIL B81705C Type II and Type III and EIA 541 specifications. The Electronics Industry Association (EIN) puts out the standard which is titled packaging materials standard for Electro-state discharge sensitive items. Motorola and other electronic semiconductor manufacturers are presently using the SDS Air Box(R) for shipment of their wafer and integrated circuits.

     During the first quarter of 2000 APTI introduced a new line of products which will substantially reduce the amount of material while preserving the products protective qualities. The new product, to be called Suspend-A-Pak(TM) will be suitable for the shipment of laptop computers and similar shaped products. APTI has applied for the patent for this new packaging concept, Suspend-A-Pak(TM). The bag is made similar to an inner tube surrounding the item while allowing the 4 corners to protrude through the tube. This in effect lifts and suspends the item giving it excellent protection against drop and vibration damage.

     APTI has adapted the AIR BOX(R) for the promotional market, shipping a variety of products from invitations to Champagne bottles. The transparency of the Air Box(R) lends itself to promotional packaging and, in certain instances, product has been shipped in the Air Box(R) with no exterior packaging. Air Packaging intends to continue to vigorously pursue this market.

     Air Box(R) products are offered in 6 standard sizes and SDS Air Box(R) products are offered in 8 standard sizes.

     Air Box(R) quilting is an additional process developed by Air Packaging which allows the Air Box(R) to take up less space when inflated and to support heavier items for shipping. Air Boxes can accommodate products up to 15 pounds in weight.

     APTI has created the Air Box(R) Shipping Center as a marketing tool. The Center is designed for the miscellaneous shipping needs of small businesses. It is portable, measuring 17"x22"x4", made of corrugated cardboard, and comes with an assortment of one hundred and twenty (120) Air Boxes in eight different sizes and a portable air pump. It offers packaging protection equivalent to a closet full of Styrofoam.

     Conventional packaging requires as much as nine times more material volume than the Air Box(R), which consists of 90 percent air when inflated. Since the Air Boxes are stored flat, storage space requirements are greatly reduced.

     Designed to be reused as often as five times per Air Box(R), deflatable Air Box materials going into a landfill after use represent 45 times less waste material compared with existing materials.

     The see-through film of the Air Box(R) permits instant verification of contents and allows a humidity indicator card to be read without opening the package. In some styles bar codes can also be scanned directly through the Air Box without opening it.

     During inflation, the two chambers, sealed together at the edges, swell against one another, immobilizing the product trapped between.

     The product's disadvantage is its high unit cost. Further, in some applications the product's moisture barrier does not meet certain Mil specs, although Air Packaging's research and development department is working to improve such protection. The product is also relatively unknown, and there are limits to size, shapes and weights.

     At the point of unpacking in the recipient's plant, Air Boxes are deflated by pulling up the valve stem on the valve allowing air to escape through the center of the valve. When the Air Box is ready for reuse the valve stem will be pushed back down after inflation.


     In summary Air Packaging's Air Box product has the following attributes and advantages:

>       A unique packaging system
>       Patented products
>       Superior drop and vibration protection
>       Transparency
>       ESD protection
>       Custom shapes
>       Custom printing
>       Reusable, Cost effective, Environmentally friendly
>       Suspend-A-Pak is a low cost alternative to traditional packaging

MARKETING
---------

     Air Packaging has identified and has focused upon six key industries which management believes can immediately benefit from its products. These are:

>        Promotional product or event announcements
>        Semiconductor industry and other Static Discharge Shielding (SDS) users
>        Medical
>        Dental
>        In-store display
>        Retail packaging
>        Electronic finished products and product repairs


     Air Packaging has entered into two agreements with Minnesota Mining and Manufacturing Company (3M)pursuant to which Air Packaging will be manufacturing products to be sold under 3M's name. It is anticipated these agreements will account for the majority of Air Packaging sales in 2001 with the percentage increasing in future years. As detailed below, the agreement dated February 26, 2001 grants to 3M exclusive worldwide rights to sell and distribute industrial protective packaging after May 1, 2001.


3M AGREEMENT DATED SEPTEMBER 1, 2000 WITH 3M STATIONERY PRODUCTS DIVISION

     Under this agreement which is denominated as a Private Label Purchase Agreement, 3M has been granted the exclusive worldwide rights for the retail market as well as certain other marketing rights. Pursuant to this agreement, Air Packaging is manufacturing five sizes of inflatable protective packaging to be sold at retail under the name 3M Inflata-Pak(TM) Air Cushion Packaging. It is anticipated that this product will be offered for sale in over 15,000 stores throughout the United States in 2001. 3M will be supporting its sales effort with an extensive public relations and advertising campaign.

3M AGREEMENT DATED FEBRUARY 26, 2001 WITH 3M PACKAGING SYSTEMS DIVISION

     Under this agreement which is denominated as a Private Label Purchase Agreement, 3M has been granted the exclusive worldwide rights for the industrial protective packaging market commencing May 1, 2001. The industrial protective packaging market is defined in the agreement as "direct or indirect sales to small businesses, industrial customers, and logistics companies for packaging applications, the predominant purpose of which is to protect products and/or manufacturer throughout the logistics and distribution channel to the ultimate destination of the product and product component." Air Packaging shall be entitled to continue to sell to any existing customer in this market and any prospective customer that it was actively soliciting independent of 3M as of May 1, 2001. The Agreement also grants to 3M non-exclusive rights to sell Air Packaging's products in all other markets.



PROMOTIONAL AIR BOX

     Air Packaging is attempting to take advantage of the unique appearance of its Air Box by increasing its efforts to sell the product in the promotional packaging market. By changing the materials, the price of the Air Box can be significantly reduced which allows Air Packaging to compete with traditional forms of packaging. Air Packaging intends to seek strategic alliances with well-established companies in the promotion and business premium industries. Air Packaging will continue to actively pursue opportunities in this market and anticipates that 3M will also actively pursue this market throughout the world pursuant to the above described agreement.


SEMICONDUCTOR AND OTHER SDS USES

     This is an industrial protective packaging market and pursuant to the February 26, 2001 agreement with 3M, as of May 1, 2001, 3M will have the exclusive rights to sell to this market. Air Packaging will be permitted to continue to sell to existing customers and any customers it is actively soliciting as of May 1, 2001.

     The SDS market is principally the semiconductor market. Manufacturers are concerned with the shipment of silicon wafers used to manufacture integrated circuits, and IC's packaged in a Tape and Reel for shipment and further manufacture. This is a worldwide market.

     Management believes its products are the only protective packaging with both static shielding and cushion protection. The Air Box(R) provides superior static shielding, is cost effective, requires less storage space, allows use of primary shipment containers (Empak) (reusing the manufacturer's carrier provides additional cost savings), and is more effective in reducing damage from drops and vibrations.

     The product exceeds all ESD standards, all ISTA and ASTM compression and transportation standards, and has passed all commercial airline altitude tests. The product does not particulate - avoiding wafer contamination. The product is environmentally friendly with 90% less waste going into the landfill after use as compared to other packaging materials. Air Packaging's customers report the Air Box(R) is providing cost savings and freight savings, since there is less shipment weight and the corrugated box is smaller when compared to traditional cushion packaging.

     In a typical application, the two chambers contain air and are sealed together at the edges, with the exception of an open end in which the product is inserted along with a humidity indicator card. An operator applies pressurized air from an inexpensive regulator, supplied by APTI to the bag's nozzle, inflating the bag. The open end is then vacuum-sealed using existing equipment. The resulting product/package construction, consisting of film/air gap/film/product/film/air gap/film, is what gives the package its strong static shielding protection. The air gaps can range anywhere from 1/2 to 1 inch thick, depending on the contents. The film is coated to provide the required static dissapative properties, the polyethylene and nylon both provide enhancing properties to resist puncture and a long shelf life.

     After a variety of tests conducted under several different conditions, independent testing laboratory Fowler Associates confirmed that the combination of the material and the air gaps "provide a very good ESD package for essentially all devices under essentially all conditions." In one test, the package withstood a 20kV discharge while containing integrated circuits that are rated at 150 v maximum.

     Another part of the SDS market is the Photomask market. The Photomask has no efficient nor cost-effective method of shipment, is extremely fragile, is subject to transit damage, and is particularly sensitive to contamination. SDS Air Box(R) can be sealed to eliminate contamination during transit and storage. Prior to the SDS Air Box entering this market, the Photomask manufacturers had no efficient way to ship their fragile Photomasks. They were getting substantial damage during shipping and storage, causing them to use such extremes as packaging them in a five-gallon ammo can with bubble wrap or a full size suitcase lined with polyurethane foam. If the Photomask was extremely fragile, they had to hand carry it to the customer. In all cases, it was substantially more expensive to insure the safety of the Photomask prior to the introduction of the SDS Air Box. APTI has been selling the Photomask Air Box to Photronics for nine months, and recently began selling the SDS Air Box for Photomasks to two other companies. These three companies control 60% of the Photomask market.

     Other  markets  for the SDS Air Box(R)  include  sensitive  parts for wafer
making  machines,   high-end  disc  drives,  quartz  glassware  used  in  making semiconductor wafers, and lightweight surface mount boards, among others.

MEDICAL

     This is an industrial protective packaging market and pursuant to the February 26, 2001 agreement with 3M, as of May 1, 2001, 3M will have the exclusive rights to sell to this market. Air Packaging will be permitted to continue to sell to existing customers and any customers it is actively soliciting as of May 1, 2001.

     Air Packaging has sold a custom designed Air Box to ship living human skin in a Petrie dish from its manufacturer, Organogenises Inc. to hospitals throughout the country. The living skin is sold under the name Apligraf(TM). If Apligraf is subjected to substantial vibration or shock during transportation, it will form a small bubble under the skin and die. Many forms of packaging were tested and the Air Box design is the only FDA-approved method of shipment.

     Air Packaging is also manufacturing a disposable air splint called Pneusplint(TM) for STI Medical products. Pneusplint is a new, adjustable, highly stable and low cost device which can be used to stabilize extremities after injury. It is manufactured in three sizes.

     The Dental market is concerned with the shipment of dental impressions from the dentist's office to the laboratory for the fabrication of dental plates and apparati and the return trip to the Dentist. Deliveries inside of about 75 miles are now hand delivered, and do not need the Air Box. Dentists who are outside the 75-mile radius of the laboratory must ship both ways by air courier. APTI has replaced the corrugated box and foam interior with a simple reusable Air Box that fits into an overnight courier bag. The laboratory is saving $1.00 per shipment on freight (going both ways) and plans to use the Air Box four times, giving them additional savings. They also have their packages delivered up to two hours earlier than if packaged in boxes and foam. The environmental effect is tremendous and important to the industry; the Air Box is 95% less dunnage going into the land fill, and if used four times is 98% less dunnage.

IN STORE DISPLAY

     Air Packaging is also utilizing the unique appearance of the Air Box(R) to increase sales of its product to the in store display market in department stores and service establishments. A leading manufacturer of beauty parlor supplies will introduce a new line of products to its beauty salon customers using a custom-designed Air Box(R) set in a metallic base.

     Air Packaging will continue to actively pursue opportunities in this market and anticipates that 3M will also actively pursue the market throughout the world pursuant to the above described agreement.

RETAIL PACKAGING

     Air Packaging is presently working with both packaging design firms and manufacturers to develop a market for the Air Box(R)as a package for products to be sold at retail. The Air Box(R) will serve two functions: to protect the enclosed product and to attract the attention of retail customers. Air Packaging received its first significant order in this market from a packaging design firm in Lisbon, Portugal which used the Air Box(R) as a retail package for the sale of cell phones.

     Air Packaging will continue to actively pursue opportunities in this market and anticipates that 3M will also actively pursue the market throughout the world pursuant to the above described agreement.

SUSPEND-A-PAK

     Suspend-A-Pak, a totally new line of Air Boxes, was introduced in the first quarter of 2000. It is designed to be used as suspension packaging using Air Box technology but utilizing substantially less material. This will allow Air Packaging to compete in high volume, low-end applications and in the transportation of electronic items such as laptop computers.

     This is an industrial packaging market and pursuant to the February 26, 2001 agreement with 3M, as of May 1, 2001, 3M will have the exclusive rights to sell to this market. Air Packaging will be permitted to sell to existing customers and any customers it is actively soliciting as of May 1, 2001.


2.  Methods of Sales
--------------------


     Air Packaging has a Vice President of Sales handling all accounts as well as an inside sales person located in Valencia CA.

     End user sales are at present mainly handled through a variety of packaging distributors throughout the United States. Pursuant to the agreements with 3M described above, 3M is currently the exclusive seller of Air Packaging's products in the retail market under the 3M name and, effective May 1, 2001, 3M will be conducting all of the sales efforts in the industrial protective packaging market worldwide. Air Packaging personnel will act in a supporting role in these markets.

     Air Packaging will continue to pursue with its own personnel opportunities in all of those markets for which 3M does not have exclusivity and will seek out appropriate strategic "partners" to aid its sales efforts.

3.   Manufacturing
------------------

     APTI purchases raw materials in the form of custom extruded or laminated webs of thin flexible plastic films which have been printed or coated by outside suppliers. These films are produced to meet Air Packaging's specifications and standards.

     These films are then converted into Air Packaging's various products on Air Packaging's custom designed and computer controlled modular converting machines. These custom bag machines use heat sealing technology to join the multiple layers of plastic film together. The specific sequence of operations and control parameters is proprietary to Air Packaging, and is covered by process patents. Air Packaging currently has two product fabrication converting machines which are capable of producing a total of seven (7) million units per year per shift. Air Packaging is currently operating at two shifts per day.

     Air Packaging fabricates its patented air inflation flat valve using extruded printed thin plastic films which are heat sealed together to form the valve on a custom designed fabrication machine. In the first half of 1998 APTI designed and developed an industrially acceptable push-pull hard valve. Field tests were completed with some of Air Packaging's largest customers. They enthusiastically endorsed the valve. The new push-pull valve eliminates the threat of air escaping through the valve. APTI is using the push-pull valve in all Semiconductor applications and most custom design industrial applications.

     Air Packaging utilizes continuous process quality monitoring of raw material and finished products. Production lot testing and other elements of Total Quality Management are used to produce a high quality of product, which continues to hold air in all required shipping environments.


     Air Packaging packages its products in boxes for shipment to its many customers and distributors throughout the world. Some of the products are "standard" items and are produced to forecast and warehoused for quick response fulfillment. Most other products are produced only upon specific customer order. On large special orders Air Packaging can provide products with custom printing to the customer's requirements; all other orders are produced and shipped with Air Packaging's standard logo and patent information printing.


4.   Sources and Availability of Raw Material
---------------------------------------------

     Air Packaging has at least two suppliers fully qualified to produce each of the raw material films required for its products and several companies qualified to provide the printing required.

     Basic raw materials required by us from our suppliers, such as Smurfitt Stone, Huntsman and Winpak, are produced and readily available to us. All of the film raw materials used are produced in the millions of tons currently in other industries. Air Packaging has adopted industry standard processes to fabricate its raw materials. As a result, supplies of raw materials are available to Air Packaging from many sources, though the lead-time can be several weeks until receipt of raw materials into Air Packaging plant.

5.   Patents, Trademarks & Licenses
-----------------------------------

     Air Packaging has a combination of products, process and application patents, backed by proprietary and trade secret manufacturing technology. Management believes the patents and trademarks provide a formidable barrier to competition. They include 13 U.S. patents and 1 pending with 2 trademarks and 1 pending, with 13 foreign patents with 2 pending and 1 trademark pending - and further filings continue to protect and strengthen the technology position. Air Packaging is required to pay minor royalties related to certain patents and trademarks, and in prior years had paid royalties on both patents and the trademark "Puff Pac", which trademark is no longer used. Total expense related to these agreements was $ 5,723 in 2000 and $4,324 in 1999. The continuing royalty payment on patents continues for the life of the original patents, and is fixed at 2% of cost of goods sold on an annual basis.

6.   Seasonal Factors
---------------------

     The seasonal factors in Air Packaging's Air Box product are limited, and revolve only around industry slow downs.


7.   Inventory and Other Working Capital Items
----------------------------------------------

     Air Packaging carries a continuing inventory of its Air Box products, based on sales forecasts. The book value of this inventory has been significantly reduced due to the slower than expected sales rate and potential obsolescence or rework necessitated by Air Packaging's continuing product development and improvement. Air Packaging had inventory reserves of $134,000 and $33,000 in 2000 and 1999, respectively.


8.   Principal Customers
------------------------

     One customer, 3M, accounted for 13% of the Air Packaging's sales during its fiscal year ended December 31, 2000. During the year ended December 31, 1999, three customers, Motorola (XPEDX), The Air Packaging Company (Europe) Ltd., and C-PAK PTE, LTD (Singapore) accounted for 16%, 17% and 24% of Air Packaging's sales. These companies are not affiliates of APTI.


9.   Firm Backlog
-----------------

     As of December 31, 2000, APTI had $209,000 in backlog orders, which are scheduled to be completed within 90 days. The backlog orders as of December 31, 1999 totaled $97,000. Most orders are non-custom, and are filled and shipped within 14 working days. Custom orders require 6 to 8 weeks to manufacture and ship.

10.  Competition
----------------

     APTI has two distinct types of competitors, one in the standard Air Box(R) market and one in the SDS Air Box(R) market.

     The Standard Air Box(R) competes against traditional cushion packaging such as die cut styrofoam, loose fill, bubble wrap, die cut corrugated, convoluted foam and other forms of packaging. Air Packaging's products are competitively priced with most of these competitors. Air Packaging's Air Box product performs better than all other cushion packaging in transportation tests.

     The second market is the static shielding market. Here, APTI competes against anti-static foam cushion packaging. Most of Air Packaging's competition is multi-step packaging, compared to the one step method offered by SDS Air Box(R). Air Packaging's SDS Air Box(R) is competitively priced, and management expects to increase its share of this market.

11.  Research, Development & Laboratory
---------------------------------------

     Air Packaging maintains an ongoing research and development effort, striving to develop more effective and efficient packaging products based around the Air Box technology and design. Air Packaging maintains three full time researchers, assisted on a part time basis by other employees, and has established an ISTA Certified testing laboratory within its manufacturing premises in order to aid its research and development efforts. Air Packaging also partners with its customers or prospective partners in an effort to develop new and more creative solutions to the customer's unique packaging needs.

     For the years ended December 31, 2000 and 1999, research and development expenses were $2,300 and $5,419, respectively.


12.  Environmental Factors
--------------------------

     Air Packaging's manufacturing processes are environmentally "clean", as they comprise only the use of electrically generated heat at modest temperatures (300 to 400F) to heat seal the layers of plastic films together. There are no by-products created by Air Packaging's manufacturing processes other than scrap plastic films generated when the machines are set up or occasionally require adjustment. There is no toxic or dangerous fumes emitted by the heat seal processes as the materials are kept well below their boiling points.

13.  Employees
--------------

     Air Packaging currently has 73 full-time employees. Twelve of these are in management, sales, product development, or administration positions and 61 are in production/warehousing/shipping operations.

     The production and packaging operations are supplemented by the addition of temporary personnel when scheduling requires. The operation is a non-union shop with staffing drawn from the Valencia and Los Angeles metroplex, California areas. The production workers when hired are typically non-skilled or semi-skilled, and are trained, by Air Packaging, in operation of its converting fabrication equipment. Air Packaging believes that its relationships with its employees are good.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


For the Three Months Ended March 31, 20001 Compared to Three Months Ended March 31, 2000

1.   Results of Operations
--------------------------

Net sales for the three months ended March 31, 2001 were $545,980 compared to net sales of $147,452 for the comparable period of the preceding year. This represents an increase of $398,528 or 270%. The net increase is primarily due to sales made to 3M during the first quarter of fiscal 2001.

Cost of sales increased $309,137 or 220% for the three months ended March 31, 2001. The increase is due to the related increase in sales. As sales increase, additional working capital is required to fund inventory and work in process. As a result of these factors, Air Packaging has an ongoing and urgent need for infusion of additional working capital.

Air Packaging recognized an 18% gross profit during the three months ended March 31, 2001 as compared to a 5% gross profit during the three months ended March 31, 2000. The increase in gross profit during the three months ended March 31, 2001 is due in part to the absorption of certain period costs as a result of the increase in sales. Air Packaging will continue to operate at low margins until sales increase substantially. In addition, as sales increase, additional working capital is required to fund inventory and work in process. As a result of these factors, Air Packaging has an ongoing and urgent need for an infusion of additional working capital. This need was met in fiscal 2000 by the placement of 8.75% convertible notes of $875,000.

Selling, general and administrative expenses increased by $184,741 or 52% during the three months ended March 31, 2001 as compared to the three months ended March 31, 2000. The net increase is primarily due to the increase in salaries and wages, the increase in stock-based compensation expense and the increase in investor relations. The increase in salaries is due to the additional staffing needs Air Packaging had during the first quarter of fiscal 2001 as a result of the increase in sales activity due to the 3M agreements. The increase in stock-based compensation is due to the expense recorded on the stock options subject to variable plan accounting which did not exist at March 31, 2000.
Interest expense was $52,804 at March 31, 2001 and $26,250 at March 31, 2000. The increase is due primarily to the interest related to the beneficial conversion feature of the 8.75% convertible notes of approximately $30,000. Interest income decreased approximately $5,900 during the three months ended March 31, 2001 from the comparable period of the prior year as Air Packaging had a decrease in cash placed in an interest-earning account.

As a result of the above, net loss for the three month period ended March 31, 2001 increased by $123,262 to $489,902 from $366,640.

Air Packaging is currently in a loss carry-forward position. The net operating loss carry-forward balance as of March 31, 2001 was approximately $20,200,000 compared to $19,700,000 as of December 31, 2000. The net operating loss carry-forward is available to offset future taxable income through 2021. Air Packaging's net operating loss carry-forwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

At March 31, 2001, Air Packaging had a deferred tax asset, which primarily related to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it's more likely than not that the deferred tax assets will be realized.

2.   Liquidity and Capital Resources
------------------------------------

During Air Packaging's operating history, it has yet to show a net profit for any given fiscal year. Air Packaging sustained net losses of approximately $3,489,000, $1,853,000, and $1,724,000 for the fiscal years ended December 31,
2000, 1999 and 1998, respectively that have caused Air Packaging's Independent Certified Public Accountants to issue an explanatory paragraph in their opinions which expresses substantial doubt about Air Packaging's ability to continue as a going concern. Air Packaging also sustained a net loss of approximately $490,000 for the three month period ended March 31, 2001. Air Packaging has required periodic infusions of capital to survive and remain solvent. There can be no assurance that Air Packaging will continue to be able to attract additional capital and there can be no assurance that Air Packaging will become profitable in the foreseeable future.

Air Packaging's primary need for capital has been to purchase raw materials, upgrade machinery and continue to develop and enhance patents and trademarks.

In January 2001, Air Packaging issued an additional $125,000 of convertible notes with interest payable annually in common stock on December 31, at 8.75% per annum. During 2000, Air Packaging issued $875,000 in convertible notes with interest payable annually in common stock on December 31 at 8.75% per annum. The 8.75% convertible notes are secured by certain assets of Air Packaging and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such note at any time before December 31, 2003 into shares of common stock of Air Packaging. The Conversion price shall be the lesser of $0.40 per share or a 20% discount to be closing high bid price on the date of conversion if the closing high bid price of Air Packaging's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provision. In addition, each convertible note is part of a unit consisting of the debenture one $0.50 warrant and one $0.60 warrant allowing the purchase of one share on common stock per warrant at certain times before January 1, 2004, subject to certain conditions.

During the three months ended March 31, 2000, a warrant holder submitted 40,000 warrants to purchase common stock for cancellation by Air Packaging.

On March 14, 2001 Air Packaging issued a promissory note for $125,000, which matures on March 31, 2004.

On March 22, 2001, Air Packaging renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, Air Packaging and Givigest have agreed to raise up to $1,250,000 by June 30, 2001 on a firm commitment basis. They also agreed to raise an additional $1,250,000 on a best efforts basis, as needed by March 2002. Therefore, there can be no assurance given that either Air Packaging or Givigest will be able to raise the additional $1,250,000 under this agreement as it is on a best efforts basis. Pursuant to the terms of the agreement, Air Packaging granted 250,000 warrants on April 1, 2001 at fair market value to purchase Air Packaging's common stock for a three-year term. In addition, Air Packaging will grant one additional warrant for each $10 raised. The value of these warrants will be amortized over the term of the agreement.

Air Packaging's working capital as of March 31, 2001 was $460,605 compared to working capital of $695,782 at December 31, 2000. The decrease is primarily due to the increase in cash outflows during the first three months of fiscal 2001 partially offset by cash receipts related to a convertible note and a Promissory note.

The net receivables were $281,146 at March 31, 2001 compared to $184,444 at December 31, 2000. The net increase of $98,702 is due to additional receivables recorded for sales during the three months ended March 31, 2001 partially offset by payments on receivables at December 31, 2000.

Inventories at March 31, 2000 were $821,293 and $480,419 at December 31, 2000. The increase of $340,874 or 71% is primarily due to an increase in finished goods for upcoming shipments and an increase in raw materials for production.


Advances and prepaids were $16,544 at March 31, 2001 compared to $20,491 at December 31, 2000. The decrease is primarily due to the amortization of prepaid expenses at December 31, 2000 during the three months ended March 31, 2001.

Inventory is evaluated by reviewing on hand materials and related quantities and confirming that the market for the respective materials is continually present. Air Packaging analyzes all inventory items for slow movement and repair and fully reserves items that do not move for at least three months.

Air Packaging recognized an 18% gross profit during the three months ended March 31, 2001 as compared to a 5% gross profit during the three months ended March 31, 2000. The increase in gross profit during the three months ended March 31, 2001 is due in part to the absorption of certain period costs as a result of the increase in sales. Air Packaging will continue to operate at low margins until sales increase substantially. In addition, as sales increase, additional working capital is required to fund inventory and work in process. As a result of these factors, Air Packaging has an ongoing and urgent need for an infusion of additional working capital. This need was met in fiscal 2000 by the placement of 8.75% convertible notes of $875,000.

Air Packaging will continue to require an infusion of additional working capital in order to develop its business. The source, timing and costs of such infusion is uncertain. Air Packaging anticipates it will be necessary to raise $2,000,000 to sustain its current operations for the next twelve months, but there is no certainty that Air Packaging will be successful in raising additional working capital, either through the sale of debt or equity securities, or through commercial banking lines of credit, except for the $1,250,000 firm commitment from Givigest Fiduciaria SA as earlier discussed. Air Packaging currently has no banking lines of credit.

Air Packaging had cash outflows of $319,049 from operating activities for the three months ended March 31, 2001 compared to cash outflows of $614,955 for the three months ended March 31, 2000. The change in net outflows of $295,906 from operating activities between the two comparable quarters primarily resulted from the increase in advances and prepaids of $12,391 and the increase in accounts payable of $588,406 partially offset by the decrease in trade receivables of $47,647, the decrease in inventories of $236,275 and the decrease in deferred revenue of $6,197, and the increase in the net loss from operations after adjustments for non-cash items of $14,772.

Net cash used in investing activities was $170,645 for the three months ended March 31, 2001 compared to $24,068 for the three months ended March 31, 2000. The net increase is due to the increase in expenditures for property and equipment and the increase in patent expenditures during the first quarter of fiscal 2001.

Cash flows from financing activities were $237,500 during the three months ended March 31, 2001 compared to $0 during the three months ended March 31, 2000. During the three months ended March 31, 2000, Air Packaging received proceeds from the placement of an 8.75% convertible note and from the issuance of a 7% Promissory note. These proceeds were partially offset by payments of deferred loan costs. There were no similar transactions during the three months ended March 31, 2000.

3.   Seasonality and Inflation
------------------------------

Air Packaging's sales do not appear to be subject to any seasonal fluctuations. Air Packaging does not believe that inflation has had a material impact on its operations.

Year  Ended  December  31,  2000  Compared  to  Year  Ended  December  31,  1999

1.   Results of Operations
--------------------------

     Sales for the year ended December 31, 2000 were $909,214 compared to $959,712 for the fiscal year ended December 31, 1999. This represents a decrease of $50,498 or 5% during fiscal 2000. The net decrease is primarily due to the decrease in sales of Air Packaging's Dental Air Box as a result of an order which was not repeated during fiscal 2000 and the decrease in sales of the SDS Air Box which resulted from the loss of a distributor during fiscal 2000. These decreases were partially offset by the increases in custom orders related to increases in sales to 3M and in the promotional market.

     Cost of sales for the year ended December 31, 2000 was $1,148,010 or 126% of sales compared to $1,012,083 or 105% of sales for the year ended December 31, 1999. Air Packaging has not yet achieved sufficient sales to cover all of its fixed operating costs, with the result that until sales increase substantially, Air Packaging will continue to operate at a deficit. Cost of sales at December 31, 2000 includes an additional inventory reserve of $133,000 recorded during fiscal 2000 to reserve for slow moving and obsolete inventory and to record inventory at the lower of cost or market. Air Packaging also had an increase in labor and overhead in the manufacturing process which resulted in additional period costs during fiscal 2000 from the comparable period of the preceding year.

     Selling, general and administrative expenses decreased by $44,923 or 2.5% during fiscal 2000 as compared to fiscal 1999. The net decrease is primarily due to the decreases in consulting fees of approximately $100,000, sales salaries of approximately $85,000 and public company costs of approximately $50,000, partially offset by the increase in investor relations of approximately
$110,000, casual labor of approximately $30,000, sales travel of approximately $30,000 and bad debt expense of approximately $25,000.

     The increases include investor relations which increased as a result of Air Packaging's use of an investor relations firm during fiscal 2000 which began in March 2000 at a monthly fee of $5,000 plus expenses. In addition, the value of the 100,000 shares issued to Givigest pursuant to the terms of the investment banking agreement of $42,000 is being amortized and $31,500 was included as investor relations expense in fiscal 2000. Casual labor has increased as a result of increased usage of temporary agencies for additional individuals working in the quality control, laboratory and administrative departments of Air Packaging. Sales related travel increased during fiscal 2000 from the comparable period of the preceding year as sales activity increased and required sales personnel to visit locations for training. Bad debt expense increased as Air Packaging recorded a reserve in fiscal 2000 of approximately $43,000. The decreases include the decrease in consulting fees during fiscal 2000 caused by the decrease in stock-based consulting expense and a decrease in consulting fees for a restructuring which occurred in fiscal 1999. Sales salaries decreased during fiscal 2000 as an employee in the sales department left Air Packaging at the end of May 1999 and his position was not replaced in 2000. The decrease in public company costs is primarily due to a reduction in stock transactions during fiscal 2000 and to changes in Air Packaging's transfer agent and printer. The changes have reduced Air Packaging's expense for those related items.

     Research and development expenses decreased by $3,119 or 58% during fiscal 2000.

     Interest expense was $1,568,852 for fiscal 2000 as compared to $30,444 for fiscal 1999. The increase is due to the senior convertible notes issued in fiscal 1999 and 2000. Interest expense of approximately $1,010,000 was recorded as a result of the induced conversion which resulted from the reduction in the conversion price of the 7% senior convertible notes issued in 1999. In addition, interest expense of approximately $355,000 was recorded as a result of the beneficial conversion feature on the 8.75% convertible notes issued in 2000. Interest expense in 2000 also includes amortization expense relating to the amortization of deferred costs associated with the 7% convertible debentures. The costs associated with the raising of the 7% senior convertible notes were being amortized over the life of the notes. The notes were converted into equity during May 2000 and the associated costs were then fully amortized. Air Packaging did not have a similar transaction during fiscal 1999. Air Packaging recorded interest expense on the 1999 7% notes of approximately $43,750 during 2000 and interest expense on the 2000 8.75% notes of approximately $16,750.

     Interest income was $20,262 during fiscal 2000 as compared to $20,900 for fiscal 1999.


     Miscellaneous other income increased approximately $41,000 during the year ended December 31, 2000 from the comparable period of the preceding year. The increase is primarily due to the settlement of a legal proceeding in which Air Packaging recorded miscellaneous other income of $51,500 during fiscal 2000.


     As a result of the aggregate factors discussed above, Air Packaging has incurred a net loss of $3,489,220 or basic and diluted loss per share of $0.36 for the year ended December 31, 2000 compared to a net loss of $1,853,012 or basic and diluted loss per share of $0.25 for the year ended December 31, 1999.


     Air  Packaging  is  currently  in a loss  carryforward  position.  The  net operating loss carryforward as of December 31, 2000 was approximately $19,700,000 compared to $18,200,000 as of December 31, 1999. The net operating loss carryforward is available to offset future taxable income through 2020. Air Packaging's net operating loss carryforwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

     As of December 31, 2000, Air Packaging had a deferred tax asset of approximately $7,400,000 which primarily relates to the net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax assets will be realized.



2.  Liquidity  and  Capital  Resources
--------------------------------------

     Air Packaging's primary need for capital has been to purchase raw materials, upgrade machinery and continue to develop and enhance patents and trademarks.

     As of December 31, 2000, Air Packaging's working capital was $695,782 compared to $1,416,212 as of December 31, 1999. The decrease is primarily due to the cash infusion of $1,500,000 from the 7% convertible debentures during the last half of fiscal 1999 as compared to the cash infusion of $875,000 from the 8.75% convertible debentures issued in the last half of fiscal 2000.

     The net receivables at December 31, 2000 were $182,444 compared to $57,603 at December 31, 1999. At December 31, 2000 one customer accounted for approximately 35% of accounts receivable, compared to three customers who accounted for approximately 84% of accounts receivable at December 31, 1999.

     Net inventory at December 31, 2000 was $480,419 compared to $577,389 at December 31, 1999. The net decrease of $96,970 is primarily due to the increase in the inventory reserve during fiscal 2000.

     Advances and prepaids at December 31, 2000 and December 31, 1999 were $20,491 and $41,895, respectively.

     Air Packaging recognized a negative gross profit of 26% during 2000 compared to a negative gross profit of 5% during 1999. The decrease during fiscal 2000 is due to the increase in labor and overhead in the manufacturing process which resulted in additional period costs, and therefore decreased gross margin, during the year ended December 31, 2000 from the comparable period of the preceding year. The decrease is also attributable to the additional inventory reserve recorded in fiscal 2000 of $133,000 to reserve for slow moving and obsolete inventory and to record inventory at the lower of cost or market. This addition brought the inventory reserve to $134,000 at December 31, 2000. Air Packaging will continue to operate at low margins until sales increase substantially. In addition, as sales increase, additional working capital is required to fund inventory and work in process. As a result of these factors Air Packaging has an ongoing and urgent need for an infusion of additional working capital. This need was met by the placement in fiscal 1999 of $1,500,000 in 7% senior convertible notes and in fiscal 2000 by the placement of $875,000 in 8.75% convertible notes. Air Packaging anticipates that it will achieve a positive gross profit margin at an annual sales level of $3,155,000.


     Air Packaging may continue to require an infusion of additional working capital in order to develop its business. The source, timing and costs of such infusion is uncertain. Air Packaging anticipates it will be necessary to raise $2,000,000 to sustain its current operations for the next twelve months, but there is no certainty that Air Packaging will be successful in raising additional working capital, either through the sale of debt or equity securities, or through commercial banking lines of credit, except for the $1,250,000 firm commitment from Givigest Fiduciaria SA as discussed below. Air Packaging currently has no banking lines of credit.

     Air Packaging had cash outflows of $1,581,668 from operating activities for the 2000 fiscal year compared to cash outflows of $1,465,588 for the 1999 fiscal year. The change in net outflows of $116,080 from operating activities between 2000 and 1999 primarily resulted from the following items. There was an increase in trade receivables of $189,253, an increase in advances and prepaids of $11,835, an increase in deposits of $278, an increase in accounts payable and accrued expenses of $106,727 and an increase in accrued officers salaries of $1,859. The total increases were partially offset by the decrease in inventories of $132,718 combined with the decrease in the net loss from operations after adjustments for non-cash items of $49,389 during fiscal 2000.

     Net cash used in investing activities was $216,759 during the 2000 fiscal year compared to $189,018 during the 1999 fiscal year. The increase is due to an increase in property and equipment expenditures during 2000, partially offset by a reduction in patent expenditures.

     Cash flows from financing activities were $1,023,933 during the 2000 fiscal year compared to $2,678,958 during fiscal 1999. The net decrease of $1,655,025 is due to the decrease in proceeds from the exercise of warrants of $1,304,069 and the decrease in proceeds from the 7% senior convertible notes of $1,500,000 and the increase in costs associated with debt conversion of $9,517. These decreases are partially offset by the increase in proceeds of a private placement of $201,172, the increase in proceeds from the 8.75% convertible notes of $875,000, the increase in net proceeds from the exercise of options of $19,889 and the reduction of deferred costs associated with the placement of the senior convertible debt of $62,500.

     Air Packaging has suffered recurring losses from operations and has an accumulated deficit of ($23,299,212) at December 31, 2000, which raises substantial doubt about its ability to continue as a going concern. The auditor's report includes an explanatory paragraph on the uncertainty of Air Packaging's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Air Packaging's continued existence is dependent upon its ability to raise substantial capital, to increase sales, to significantly improve operations, and ultimately become profitable. Air Packaging believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue as a going concern in its present form. However, there can be no assurance that Air Packaging will achieve such results.

     On March 24, 2000, the Board of Directors of Air Packaging approved a temporary reduction in the conversion price on the 7% senior convertible notes into common stock. The conversion price was reduced from $1.50 to the average bid price of Air Packaging's common stock for the twenty-five trading days immediately prior the receipt of a notice of conversions, with minimum conversion price of $0.50. The notice of conversion for the temporary reduction was required to be received by April 30, 2000 and included all accrued interest through May 31, 2000. During April 2000, Air Packaging received notices from all debenture holders. As a result, Air Packaging issued 3,137,943 shares of common stock and recorded an expense of $1,009,771 related to the induced conversion that resulted from the reduction in conversion price.

     On March 24, 2000, the Board of Directors also approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of Air Packaging's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $0.50. As a result of the temporary reduction in conversion price, Air Packaging received net proceeds of $24,889 for the exercise of 50,000 warrants by a shareholder at an exercise price of $0.50 per share and net proceeds of $19,889 for the exercise of 40,000 stock options at an exercise price of $0.50 per share (net of capital costs). In addition, Air Packaging recorded additional compensation expense of $11,765 related to the reduction in exercise price.


     During 2000, Air Packaging cancelled 100,000 stock options outstanding to officers and issued an additional 675,000 stock options, which expire on various dates through December 31, 2004 and are subject to certain vesting terms. 100,000 of these options are considered replacement options and thus, are subject to variable plan accounting. As a result, Air Packaging recorded $19,000 in compensation expense for the year ended December 31, 2000, which represents the amount by which the intrinsic value of the variable options at December 31, 2000 exceeded the value of the options on July 1, 2000, or the measurement date. The remaining 575,000 options were granted as fixed options at an exercise price equal to the fair market value of the Air Packaging's stock at the date of grant. Thus, there was no expense recorded related to these options.

     On March 27, 2000, Air Packaging entered into a one-year investment banking agreement with Givigest Fiduciaria SA "Givigest" to raise equity capital. Pursuant to this agreement, Air Packaging issued 100,000 shares of common stock to Givigest which were valued at fair market value, or $0.42. As a result, Air Packaging recorded a deferred financing cost of $42,000 which is classified as a current asset and being amortized over the term of the agreement and a corresponding credit to additional paid-in capital of $41,779 (net of capital costs). During the year ended December 31, 2000, amortization amounted to $31,200.

   On March 22, 2001, Air Packaging renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, Air Packaging and Givigest have agreed to raise up to $1,250,000 by June 30, 2001 on a firm commitment basis. They also agreed to raise an additional $1,250,000 on a best efforts basis, as needed by March 2002. Therefore, there can be no assurance given that either Air Packaging or Givigest will be able to raise the additional $1,250,000 under this agreement as it is on a best efforts basis. Pursuant to the terms of the agreement, Air Packaging granted 250,000 warrants on April 1, 2001 at fair market value to purchase Air Packaging's common stock for a three-year term. In addition, Air Packaging will grant one additional warrant for each $10 raised. The value of these warrants will be amortized over the term of the agreement.

3.  Seasonality and Inflation
-----------------------------

     Air Packaging's sales do not appear to be subject to any seasonal fluctuations. Air Packaging does not believe that inflation has had a material impact on its operations.



4.   New Accounting Pronouncements
----------------------------------

     In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB 101 must be applied to the financial statements no later than the fourth quarter of fiscal years ending after December 15, 2000. Air Packaging adopted SAB 101 during the year ended December 31, 2000, and it had no impact on Air Packaging's financial position or results of operations and cash flows.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. During the year ended December 31, 2000, Air Packaging adopted FIN 44 in accounting for stock options.

Forward Looking Statements
--------------------------

     The above paragraphs and other parts of this Form SB-2 Registration include "Forward Looking Statements". All statements other than statements of historical fact included herein, including any statements with respect to sales forecast, future product acceptance or other future matters, are Forward Looking Statements. Although Air Packaging believes that there is a reasonable basis for the projections reflected in such Forward Looking Statements, it can give no assurance that such expectations will prove to be correct. Certain of the important factors that could cause actual results to differ materially and negatively from Air Packaging's expectations, among others, include a slow down in the trend in sales and orders during the remainder of the year, an inability to obtain sufficient working capital to meet order demand, and/or a worldwide economic slowdown.


                             DESCRIPTION OF PROPERTY

Air Packaging has corporate offices, manufacturing, research and distribution facilities housed in its 17,280 square foot headquarters in Valencia, California. All products are manufactured at this location. Management believes its facility is adequate for Air Packaging's current level of operation.

     The facility is leased on a long-term lease which expires May 31, 2005, at a current rental of $11,000 per month, plus common area expenses.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A former employee of Air Packaging, who resigned effective June 4, 1999 entered into a one year consulting agreement to provide consulting services at a fee of $5,000 per month. The agreement expired on May 31, 2000. Consulting expense for the years ended December 31, 2000 and 1999 was $25,000 and $35,000, respectively.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     Air Packaging's common stock trades on the NASD Bulletin Board, under the symbol "AIRP". The closing sales price on March 31, 2001, was $1.31.

     Set forth below is the high and low sales information in U.S. dollars for Air Packaging's common stock for each full quarterly period within the two most recent fiscal years and the first quarter of 2001. Please note that all of the below figures reflect the sales information after the effectiveness of the 10 to 1 reverse split on January 4, 2000. The information set forth below was obtained from the Yahoo!, Inc.. Quotations represent inter-dealer prices, do not include retail markups, markdowns or commissions and may not represent actual prices at which transactions have taken place.

                             High            Low
Period                       Bid             Bid
------------------------------------------------------------
1st Quarter 2001            $1.73           $0.69

4th Quarter 2000            $1.02           $0.97
3rd Quarter 2000             0.57            0.52
2nd Quarter 2000             0.61            0.56
1st Quarter 2000             0.61            0.55


4th Quarter 1999            $1.20           $1.00
3rd Quarter 1999             1.70            1.70
2nd Quarter 1999             1.70            1.70
1st Quarter 1999             2.60            1.70

     At March 30, 2001, Air Packaging had approximately 567 shareholders of record.

     Air Packaging has not paid a dividend since its incorporation, and management does not anticipate Air Packaging will pay dividends in the near future.

Dividend Policy

     Air Packaging did not pay any cash dividends during its last fiscal year and the Board of Directors does not contemplate doing so in the near future. Air Packaging currently intends to retain all earnings, to finance the development and expansion of its operations, and does not anticipate paying cash dividends on its shares of common stock in the foreseeable future. Air Packaging's future dividend policy will be determined by its Board of Directors on the basis of various factors, including results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware Law, as well as restrictive financial covenants which may be required in future credit agreements.

Transfer Agent

     The transfer agent and registrar for the common stock and Warrants is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.


                             EXECUTIVE COMPENSATION

The following table sets forth the annual compensation paid and accrued by Air Packaging during its last three fiscal years to the executive officers to whom it paid in excess of $100,000, including cash and issuance of securities.


                                         Summary Compensation
                                         --------------------
                        Annual Compensation                   Awards                  Payouts
                ------------------------------------   ----------------------   -------------------
                                             Other                  Secur-
Name                                         Annual    Restricted   ities                 All Other
and                                          Compen-   Stock        Underlying  LTIP       Compen-
Principal                   Salary    Bonus  sation    Award(s)     Options/    Payouts    sation
Position         Year         ($)      ($)     ($)       ($)        SARs (#)    ($)        ($)
--------        --------    -------   -----  ------    ------       --------    ------     -------
Donald
Ochacher          2000      98,354     n/a      -        -          325,000(2)    -          -
Chairman       (1)1999      42,900     n/a      -        -           40,000       -          -
Of the Bd         1998       n/a       n/a      -        -               -        -          -
& CEO

Elwood            2000     112,592     n/a      -        -          160,000(2)    -          -
Trotter           1999     109,200     n/a      -        -           75,000(3)    -          -
Vice              1998     104,260     n/a      -        -           22,500       -          -
President
--------------------

(1)  Donald Ochacher has been President and CEO of Air Packaging since June 1999.
(2) Includes stock options which were granted in prior years but were cancelled and reissued during fiscal 2000.
(3) Includes stock options which were granted in prior years but were repriced during fiscal 1999.


Options/SAR Grants in Last Fiscal Year
--------------------------------------

                                       Individual
                                       Grants
                                       ------

                        No. Of Sec.    % of Total
                        Underlying     Options/SARs
                        Options/       Granted to      Exercise
                        SARs           Employees       or Base
                        Granted (a)    In Fiscal       Price         Expiration
Name                       (#)         Year            ($/Sh)        Date
----                       ---         ----            ------        ----
Donald Ochacher
Chairman of
The Board
& CEO                    150,000          22%           $0.50         12/31/04
                         150,000          22%           $0.50         08/22/04

                          25,000           4%           $0.50         08/24/04

Elwood Trotter
Vice President
Sales &
Markeing &
Former
Director                  85,000          13%           $0.50         12/31/04

                          75,000          11%           $0.50         08/24/04

(a)  Includes options which were cancelled and re-issued during fiscal 2000.


     Options issued during fiscal 2000 contained vesting terms which include immediate vesting of 50% of the options granted and quarterly vesting for twelve quarters for the balance.

     The following table sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2000, and the aggregate gains that would have been realized had these options been exercised on December 31, 2000, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 2000. Air Packaging did not issue stock appreciation rights.


Aggregated Option/SAR Exercises
in Last Fiscal Year and
Fiscal Year-End Options/SAR Values

                                                   Number of               Value of Unexercised
                                             Securities Underlying              in-the-Money
                   Shares                         Unexercised                  Options/SARs
                   Acquired     Value          Options/SARs at            at Fiscal Year End(a)
                   on Exercise  Realized          FY-End (#)                        ($)
Name               $            $           Exercisable  Unexercisable   Exercisable  Unexercisable
----               -----------  --------  ----------------------------  ------------------------
Donald Ochacher    -                -          195,832    129,168            48,959    32,291

Elwood Trotter     -                -           40,000        -                -         -
                   -                -           96,873     63,127            24,219    15,781


(a)  Market value of shares  covered by  in-the-money  options on December 31, 2000,  less option  exercise  price.  Options are  in-the-money if the market value of the shares covered  thereby is greater than the option  exercise price based on the last trading day in 2000 of $0.75 per share.


     Air Packaging has no Long-Term Incentive Plans and no Awards were made in its Last Fiscal Year.

     In March 2000, Air Packaging cancelled 40,000 stock options issued to Donald Ochacher at an exercise price of $1.50 per share and cancelled 35,000 stock options issued to Elwood Trotter at an exercise price of $1.50 per share. Air Packaging then issued 40,000 and 35,000 stock options to Donald Ochacher and Elwood Trotter, respectively, at an exercise price of $0.50 per share, which represented the fair market value of Air Packaging's stock on the date of grant.


                                  LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for Air Packaging by J. Garry McAllister, Esq., 405 East 12450 South, Suite A, Draper, Utah 84020.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE


     There have been none in the last two fiscal years.


                               Air Packaging Technologies, Inc.
                                      and Subsidiary

                                         Contents




Consolidated Financial Statements of Air Packaging Technologies, Inc. and Subsidiary


           Report of Independent Certified Public Accountants                                         F-1


           Consolidated financial statements

               Balance Sheet as of December 31, 2000                                                  F-2

               Statements of Operations for the years ended December 31, 2000 and 1999                F-3

               Statements of Stockholders' Equity for the years ended
                    December 31, 2000 and 1999                                                        F-4

               Statements of Cash Flows for the years ended December 31, 2000 and 1999                F-5

           Notes to Consolidated Financial Statements                                                 F-7


    Unaudited Financial Statements

               Balance Sheets - March 31, 2001 and December 31, 2000                                 F-20

               Statement of Operations - Three months ended March 31, 2001 and  2000                 F-21

               Statement of Cash Flows - Three months ended March 31, 2001 and  2000                 F-22

               Notes to Financial   Statements                                                       F-23





               Report of Independent Certified Public Accountants



To the Stockholders and Board of Directors
Air Packaging Technologies, Inc.
Valencia, California


We have audited the accompanying consolidated balance sheet of Air Packaging Technologies, Inc. and Subsidiary as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Packaging Technologies, Inc. and Subsidiary at December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                           /s/ BDO Seidman, LLP

Los Angeles, California
March 13, 2001, except for Note 13 as to which the date is March 22, 2001



                           Air Packaging Technologies, Inc.
                                    and Subsidiary

                              Consolidated Balance Sheet


                                                                           December 31,
                                                                               2000
                                                                          ------------
Assets (Note 8)

Current assets
   Cash and cash equivalents                                              $    375,657
   Trade receivables, net of allowance for doubtful accounts of $53,000
     (Note 12)                                                                 182,444
   Inventories, net (Note 4)                                                   480,419
   Advances and prepaids                                                        20,491
                                                                          ------------

Total current assets                                                         1,059,011

Property and equipment, net (Note 5)                                           660,204

Intangible assets, net (Note 6)                                                211,792

Deferred financing costs, net of accumulated amortization of $64,773
   (Notes 8 and 9)                                                             107,188

Deposits                                                                        60,378
                                                                          ------------

Total assets                                                              $  2,098,573
                                                                          ============

Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable                                                       $    261,435
   Accrued expenses                                                            101,794
                                                                          ------------

Total current liabilities                                                      363,229
                                                                          ------------

Long term liabilities
   Convertible notes, net of discount of $364,031 (Note 8)                     510,969
                                                                          ------------

Total liabilities                                                              874,198
                                                                          ------------

Commitments and contingencies (Notes 9 and 11)

Stockholders' equity (Notes 8 and 9)
   Common stock, $.01 par value, 50,000,000 shares authorized;
     11,298,358 shares issued and outstanding                                  112,984
   Additional paid-in capital                                               24,410,603
   Accumulated deficit                                                     (23,299,212)
                                                                          ------------

Total stockholders' equity                                                   1,224,375
                                                                          ------------

Total liabilities and stockholders' equity                                $  2,098,573
                                                                          ============


                           See accompanying notes to consolidated financial statements.


                                      F-2

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                      Consolidated Statements of Operations



                                                       Years ended December 31,
                                                      --------------------------
                                                          2000         1999
                                                      -----------   -----------

Net sales (Note 12)                                   $   909,214   $   959,712

Cost of sales                                           1,148,010     1,012,083
                                                      -----------   -----------

Gross loss                                               (238,796)      (52,371)
                                                      -----------   -----------

Operating expenses
   Selling, general and administrative                  1,752,205     1,797,128
   Research and development                                 2,300         5,419
                                                      -----------   -----------

Total operating expenses                                1,754,505     1,802,547
                                                      -----------   -----------

Loss from operations                                   (1,993,301)   (1,854,918)
                                                      -----------   -----------

Other income (expense)
   Interest expense (Note 8)                           (1,568,852)      (30,444)
   Interest income                                         20,262        20,900
   Other income                                            52,671        11,450
                                                      -----------   -----------

Total other income (expense)                           (1,495,919)        1,906
                                                      -----------   -----------

Net loss                                              $(3,489,220)  $(1,853,012)
                                                      ===========   ===========

Loss per common share - basic and diluted             $      (.36)  $      (.25)
                                                      ===========   ===========

Weighted average number of common shares outstanding
   Basic and diluted                                    9,771,632     7,249,585
                                                      ===========   ===========





                    See accompanying notes to consolidated financial statements.



                                              Air Packaging Technologies, Inc.
                                                       and Subsidiary

                                       Consolidated Statements of Stockholders' Equity



                                                                Common Stock         Additional                           Total
                                                        --------------------------    Paid-In        Accumulated      Stockholders'
                                                          Shares         Amount       Capital          Deficit           Equity
                                                        ------------   -----------  -------------  ---------------   --------------
Balance, January 1, 1999                                  7,071,408    $   70,714   $  19,420,979   $  (17,956,980)   $   1,534,713

Exercise of warrants (Note 9)                               895,000         8,950       1,320,008                -        1,328,958
Stock-based compensation for options issued (Note 9)              -             -          32,750                -           32,750
Revaluation of options (Note 9)                                   -             -          16,050                -           16,050
Net loss                                                          -             -               -       (1,853,012)      (1,853,012)
                                                        ------------   -----------   -------------  ---------------   --------------

Balance, December 31, 1999                                7,966,408        79,664      20,789,787      (19,809,992)       1,059,459

Cancellation of escrow shares (Note 9)                     (445,993)       (4,460)          4,460                -                -
Net cash proceeds from private placements (Note 9)          450,000         4,500         196,672                -          201,172
Conversion of 7% senior debentures (Notes 8 and 9)        3,137,943        31,380       2,543,052                -        2,574,432
Exercise of options (Note 9)                                 40,000           400          19,489                -           19,889
Exercise of warrants (Note 9)                                50,000           500          36,154                -           36,654
Issuance of common stock for services (Note 9)              100,000         1,000          40,779                -           41,779
Issuance of warrants for services (Note 9)                        -             -          42,460                -           42,460
Stock-based compensation related to re-priced options
     (Note 9)                                                     -             -          19,000                -           19,000
Beneficial conversion feature of 8.75% convertible notes
     (Note 8)                                                     -             -         718,750                -          718,750
Net loss                                                          -             -               -        (3,489,220)     (3,489,220)
                                                        ------------   -----------   -------------  ---------------   --------------

Balance, December 31, 2000                                11,298,358   $   112,984   $ 24,410,603       (23,299,212)  $   1,224,375
                                                        ============   ===========   =============  ===============   ==============






                                                                        See accompanying notes to consolidated financial statements.



                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                      Consolidated Statements of Cash Flows


Increase (decrease) in cash and cash equivalents
                                                                 Years ended December 31,
                                                                -------------------------
                                                                    2000          1999
                                                                -----------   -----------
Cash flows from operating activities

   Net loss                                                     $(3,489,220)  $(1,853,012)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization                                  288,327       289,521
     Provision for doubtful accounts                                 42,663        17,500
     Inventory reserve                                              133,000          --
     Stock-based compensation                                        19,000        48,800
     Interest expense associated with debt conversion price
       reduction                                                  1,009,771          --
     Non-cash interest expense related to 8.75% convertible
       notes                                                        354,719          --
     Non-cash financing and interest expense                        204,355        10,417
     Expense on revaluation of warrants                              11,765          --
     Increase (decrease) from changes in:
       Trade receivables                                           (167,504)       21,749
       Inventories                                                  (36,028)     (168,746)
       Advances and prepaids                                         21,404        33,239
       Deposits                                                        (278)         --
       Accounts payable and accrued liabilities                      26,358       133,085
       Accrued officers' salaries                                      --           1,859
                                                                -----------   -----------

Net cash used in operating activities                            (1,581,668)   (1,465,588)
                                                                -----------   -----------

Cash flows from investing activities
   Purchases of property and equipment                             (180,904)     (129,126)
   Patent expenditures                                              (35,855)      (59,892)
                                                                -----------   -----------

Net cash used in investing activities                              (216,759)     (189,018)
                                                                -----------   -----------

Cash flows from financing activities
   Net proceeds from private placements, net of $48,828
     capital costs                                                  201,172          --
   Net proceeds from exercise of warrants, net of $111
     capital costs                                                   24,889     1,328,958
   Net proceeds from exercise of options, net of $111
     capital costs                                                   19,889          --
   Payments of deferred loan costs                                  (87,500)     (150,000)
   Proceeds from 7% senior convertible debentures                      --       1,500,000
   Proceeds from 8.75% convertible notes                            875,000          --
   Costs associated with debt conversion                             (9,517)         --
                                                                -----------   -----------

Net cash provided by financing activities                         1,023,933     2,678,958
                                                                -----------   -----------

Net increase (decrease) in cash                                    (774,494)    1,024,352

Cash, at beginning of year                                        1,150,151       125,799
                                                                -----------   -----------

Cash, at end of year                                            $   375,657   $ 1,150,151
                                                                ===========   ===========



                              See accompanying notes to consolidated financial statements.


                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                      Consolidated Statements of Cash Flows


Supplemental disclosure of cash flow information

The Company paid interest in the amount of $0 and $237 during 2000 and 1999, respectively. The Company paid income taxes in the amount of $800 and $800 during 2000 and 1999, respectively.

During  the  year  ended  December  31,  1999,  the  Company   recorded  $22,750
representing stock-based compensation in conjunction with stock options granted to nonemployees (see Note 9).

During 1999, the Company's board of directors repriced 435,000 outstanding options to their fair value. As a result, stock-based compensation of $16,050 was recorded during the year ended December 31, 1999 for options held by non employees (see Note 9).

During the year ended December 31, 1999, the Company recorded stock-based compensation of $10,000 related to employee options. This amount represents the excess fair market price of the Company' stock at the date of grant over the exercise price (see Note 9).

During 2000, the Company repriced 100,000 stock options outstanding to various employees, which are subject to variable plan accounting. As a result, the Company recorded $19,000 in compensation expense for the year ended December 31, 2000, which represents the appreciation in stock price from the date on which variable plan accounting went into effect (see Note 9).

In January 2000, the Company released 445,993 shares of common stock from escrow (see Note 9).

The Company  issued  500,000  warrants  in partial  consideration  for  services rendered under an investment banking agreement, and recorded total deferred financing cost of $42,460 at December 31, 2000, of which $29,105 was amortized during the year. Under the same agreement, the Company issued 100,000 shares of common stock and recorded a deferred financing cost of approximately $42,000 that is being amortized over the term of the agreement (see Note 9).

During 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures, which resulted in an induced conversion of $1,500,000 Debentures and accrued interest of approximately $74,000 into 3,137,943 shares of common stock. As a result, the Company recorded an expense of $1,009,771 relating to the induced conversion feature (see Note 8).

During 2000, the Company recorded a discount of $718,750 relating to a beneficial conversion feature on $875,000 of 8.75% Convertible Notes. (See Note 8.)




                    See accompanying notes to consolidated financial statements.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements





NOTE 1--NATURE OF OPERATIONS

Air Packaging Technologies, Inc. and Subsidiary (the "Company") develops, manufactures and distributes inflatable commercial packaging systems. The Company's sales of the Air Box are primarily to companies producing Silicon wafers and computer chips in California, Arizona, Oregon, Colorado and Texas in the United States, Denmark and the U.K. in Europe, and Singapore in Asia. APTI has adapted the Air Box for the promotional market. The Company has entered into two agreements with Minnesota Mining and Manufacturing Company (3M) pursuant to which the Company will be manufacturing products to be sold under 3M's name. The Company was incorporated in the State of Delaware on November 9, 1989.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Air Packaging Technologies, Inc. and its wholly-owned foreign subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. The foreign subsidiary currently has no operations, therefore has no foreign translation adjustment.

Revenue Recognition

Revenue is recognized upon shipment of products.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory, which consists of raw material, work in progress, and finished goods, is valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 5 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of property and equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Patents, trademarks, and rights to patent and trademark royalties are carried at cost less accumulated amortization which is calculated on a straight-line basis over ten years, the estimated useful lives of the assets. The Company periodically evaluates and assesses the overall recoverability of its intangible assets by determining if the unamortized balance can be recovered through undiscounted future operating cash flows.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," established guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company periodically reviews such assets for possible impairments and expected losses, if any, are recorded currently.

Income Taxes

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 requires a company to use the asset and liability method of accounting for income taxes.

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is provided when management cannot determine whether it is more likely than not that the deferred tax asset will be realized. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. SFAS 123 also gives the option to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees," or SFAS 123. The Company elected to follow APB 25 which measures compensation cost for employee stock options as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

Also, in accordance with SFAS 123, the Company has provided footnote disclosure with respect to stock-based employee compensation. The cost of stock-based employee compensation is measured at the grant date based on the value of the award and is recognized over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The estimated fair values for financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivables, accounts payable, long-term debt, and other debt, approximates the carrying value in the consolidated financial statements at December 31, 2000 as a result of their short term nature, or due to the interest rates approximating the Company's effective borrowing rates.

At December 31, 2000, the fair value of the Senior Convertible Notes, is estimated to be approximately $529,000 based on the quoted market prices using an interest rate of 12%.

Earnings (Loss) Per Share

Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," requires presentation of basic and diluted earnings per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts, such as stock options, to issue common stock were exercised or converted into common stock, but does not include the impact of these dilutive securities that would be antidilutive. During the two years ended December 31, 2000, these securities were antidilutive and thus, were excluded from the computation of diluted loss per share. All prior period weighted average and per share information had no effect on the amounts presented in accordance with SFAS 128.

At December 31, 2000, there were outstanding options and warrants to purchase 4,072,500 common shares and convertible debt securities that were convertible into 2,187,500 common shares, which were not included in the computation of diluted loss per common share because the effect would be antidilutive. At December 31, 1999, 575,000 outstanding options and warrants were excluded from the computation of diluted loss per common share.

During 1999, the Company had 445,993 shares in escrow included in the number of shares outstanding which were excluded from the computation of basic and diluted loss per share for the year ended 1999 as the necessary conditions for their release had not been satisfied (see Note 9).

Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is comprised of net income and all changes to stockholders' equity except those due to investments by owners and distribution to owners. The Company does not have any components of comprehensive income for each of the years ended December 31, 2000 and 1999.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segments of an Enterprise

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131") requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate. At December 31, 2000 and 1999, the Company did not report any segment information as operations and business activity are considered one unit. Adoption of SFAS 131 did not have an impact on the Company's financial position, results of operations and cash flows. Adoption of SFAS 131 resulted in expanded disclosures for the year and all prior periods. See Note 12.

Use of Estimates in the Preparation of Financial Statements

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB 101 must be applied to the financial statements no later than the fourth quarter of fiscal years ending after December 15, 2000. The Company adopted SAB 101 during the year ended December 31, 2000, and it had no impact on the Company's financial position or results of operations and cash flows.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. During the year ended December 31, 2000, the Company adopted FIN 44 in accounting for stock options (see Note 9).

Reclassifications

Certain reclassifications have been made to the prior year statements to conform to the 1999 presentation. Such reclassifications had no effect on the previously reported net loss.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 3--LIQUIDITY AND GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of its losses during the past two years, ($3,489,220) and ($1,853,012) in 2000 and 1999 and an accumulated deficit of ($23,299,212) at December 31, 2000.

The Company's continued existence is dependent upon its ability to raise substantial capital, to increase sales, to significantly improve operations, and ultimately become profitable. Management believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue  as a going  concern  in its  present  form.  However,  there can be no assurance that the Company will achieve such results. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 4--INVENTORIES

Inventories consist of the following at:

                                                                December 31,
                                                                    2000
                                                                --------------

Raw materials                                                   $     369,351
Work-in-process                                                        13,916
Finished goods                                                         97,152
                                                                --------------

                                                                $     480,419
                                                                ==============


The above balance is presented net of total inventory reserves of approximately $134,400 in 2000.

NOTE 5--PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                               December 31,
                                                                   2000
                                                               --------------

Manufacturing equipment                                        $   1,867,140
Dies and molds                                                       189,567
Computer equipment                                                   107,876
Quality control lab                                                  102,630
Office equipment                                                     114,096
                                                               --------------

                                                                   2,381,309

Less accumulated depreciation                                      (1,721,105)
                                                               --------------

                                                               $     660,204
                                                               ==============

Depreciation and amortization expense for property and equipment charged to operations for the years ended December 31, 2000 and 1999 was $234,886 and $225,397, respectively.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 6--INTANGIBLE ASSETS

Intangible assets consist of the following at:

                                                              December 31,
                                                                  1999
                                                            ----------------

Patents                                                     $       747,400
Trademarks                                                            3,647
Rights to patent and trademark royalties                             90,146
                                                            ----------------

                                                                    841,193

Less accumulated amortization                                      (629,401)
                                                            ----------------

                                                            $       211,792
                                                            =================

Amortization expense for intangible assets charged to operations for the years ended December 31, 2000 and 1999 was $53,441 and $64,124, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

A former employee of the Company, who resigned effective June 4, 1999 entered into a one year consulting agreement to provide consulting services at a fee of $5,000 per month. The agreement expired on May 31, 2000. Consulting expense for the years ended December 31, 2000 and 1999 was $25,000 and $35,000, respectively.

NOTE 8--7% SENIOR CONVERTIBLE DEBENTURES AND 8.75% CONVERTIBLE NOTES

During the year ended December 31, 1999, the Company issued $1,500,000 in 7% Senior Convertible Debentures with interest payable annually on June 30 at 7% per annum. The Senior Convertible Debentures are unsecured and due on September 30, 2003. At the option of the holder, the holder may convert the principal amount of such Debentures at any time before September 30, 2003, into shares of common stock. The conversion price was equal to or greater than the fair value of the stock on the date the Senior Convertible Debentures were issued.

On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Debentures into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $.50. The notice of conversion for the temporary reduction was required to be received by April 30, 2000 and included all accrued interest through May 31, 2000. During April 2000, the Company received notices of conversion from all of the debenture holders. As a result, the Company issued 3,137,943 shares of common stock and recorded an expense of $1,009,771 related to the induced conversion that resulted from the reduction in conversion price (see Note 9).

In conjunction with these Notes, the Company paid a finder's fee of $150,000 and other financing costs, of which $10,417 was amortized during 1999. Due to the conversion of the Debentures, the remaining portion, or $139,583, was fully amortized by December 31, 2000.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 8--7% SENIOR CONVERTIBLE DEBENTURES AND 8.75% CONVERTIBLE NOTES (Continued)

During 2000, the Company issued $875,000 in Convertible Notes with interest payable annually in common stock on December 31 at 8.75% per annum. The 8.75% Convertible Notes are secured by certain assets of the Company and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such Note at any time before December 31, 2003 into shares of common stock of the Company. The conversion price shall be the lesser of $0.40 per share or a 20% discount to the closing high bid price on the date of conversions if the closing high bid price for the Company's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provisions. In addition, each Convertible Note is part of a unit consisting of the debenture, one $0.50 warrant and one $0.60 warrant allowing the purchase of one share of common stock per warrant at certain times before January 1, 2004, subject to certain conditions (see Note 9).

As a result of the beneficial conversion feature related to the 20% discount on conversion price, the Company recorded a discount on the Notes of $718,750, of which $354,719 was recognized as interest expense during 2000. The remaining unamortized discount is being amortized over the life of the Notes.

In connection with these Notes, the Company paid a finder's fee of $87,500 which is being amortized over the life of the Notes, of which $21,875 has been recorded as a current asset. At December 31, 2000, amortization amounted to $4,167.

NOTE 9--STOCKHOLDERS' EQUITY

Common Stock

During the year ended December 31, 1999, 895,000 warrants were exercised resulting in proceeds of $1,328,958.

In connection with the reverse stock split discussed below, the Company amended its Articles of Incorporation to reduce the authorized common shares from 100,000,000 at $0.001 par value to 50,000,000 at $0.01 par value.

Pursuant to a one-year investment banking agreement dated March 27, 2000 with Givigest Fiduciaria SA ("Givigest") to raise capital, the Company issued 100,000 shares of common stock to Givigest which were valued at fair market value, or $0.42. As a result, the Company recorded a deferred financing cost of $42,000 which is classified as a current asset and being amortized over the term of the agreement and a corresponding credit to additional paid-in capital of $41,779 (net of capital costs). During the year ended December 31, 2000, amortization amounted to $31,500.

On March 24, 2000, the Board of Directors approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $.50. As a result of the temporary reduction in conversion price, the Company received net proceeds of $24,889 for the exercise of 50,000 warrants by a shareholder at an exercise price of $0.50 per share, and net proceeds of $19,889 for the exercise of 40,000 stock options at an exercise price of $0.50 per share (net of capital costs). In addition, the Company recorded additional compensation expense of $11,765 related to the reduction in exercise price.

In May 2000, the Company completed a private placement for 450,000 shares and received net proceeds of approximately $201,000 after expenses.

During 2000, the Company issued a total of 3,137,943 common shares as a result of converting $1,500,000 of 7% Senior Convertible Debentures and related accrued interest amounting to approximately $74,000. In addition, the Company recorded an expense of $1,009,771 related to the beneficial conversion feature that resulted from the reduction in conversion price (see Note 8).

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 9--STOCKHOLDERS' EQUITY (Continued)

Escrow Agreement

In 1991, certain stockholders of the Company entered into an escrow agreement under which 445,993 shares of the Company's common stock were placed in escrow. The shares were entitled to be released from escrow based on the performance of the Company as measured by cash flow (as defined by the agreement) and certain other conditions. While the shares were in escrow, the stockholders waived their rights to receive dividends or participate in the distribution of assets upon a winding up of the Company. Per the agreement, any shares remaining in escrow at December 31, 1999 would be canceled by the Company. The shares were cancelled by the Company's Transfer Agent in January 2000. These shares are included in the number of shares outstanding during the year ended 1999, but were excluded from the computation of basic and diluted loss per share.

Stock Split

In January 2000, the Board of Directors declared a one-to-ten reverse stock split. All share related data in the consolidated financial statements reflect the stock split for all periods presented.

Stock Options

The Company has issued options to purchase common stock to certain officers, employees and others under various stock option plans for services performed and to be performed. Some options require continued employment.

During 2000, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 675,000 stock options, which expire on various dates through December 31, 2004 and are subject to certain vesting terms. 100,000 of these options are considered replacement options and thus, are subject to variable plan accounting. As a result, the Company recorded $19,000 in compensation expense for the year ended December 31, 2000, which represents the amount by which the intrinsic value of the variable options at December 31, 2000 exceeded the value of the options on July 1, 2000, or the measurement date. The remaining 575,000 options were granted as fixed options at an exercise price equal to the fair market value of the Company's stock at the date of grant. Thus, there was no expense recorded related to these options in accordance with APB 25.

During 1999, the Company's board of directors repriced 435,000 outstanding stock options based on the fair value of the stock, and amended the exercise price to $1.50 per share. Of the 435,000 options, 320,000 options were to employees and 115,000 options were to non-employees. As a result, the Company recorded stock-based compensation of $16,050 for the options held by non-employees, calculated based on the Black Scholes option-pricing model. The employee options were subject to variable plan accounting beginning on July 1, 2000. During 2000, no compensation expense was recorded because the stock price at December 31, 2000 did not exceed the measurement price, which is the exercise price on the date on which the variable plan accounting went into effect.

During the year ended December 31, 1999, the Company recorded $22,750 related to
stock-based   compensation   in  conjunction   with  stock  options  granted  to
non-employees.

During the year ended December 31, 1999, the Company recorded stock-based compensation of $10,000 related to employee options. This amount represents the excess fair market price of the Company' stock at the date of grant over the exercise price.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 9--STOCKHOLDERS' EQUITY (Continued)

Warrants

Pursuant to the investment banking agreement with Givigest, the Company granted a total of 500,000 warrants to purchase common stock, exercisable at $0.50 per share for three years. As a result, the Company recorded additional financing expense of $42,460 to be amortized over the term of the agreement, of which $29,105 was recognized during 2000.

In May 2000, the Company issued 450,000 shares of common stock through a private placement. Each share issued had attached a warrant to purchase one additional share of common stock at $0.50 for a three-year term.


On August 8, 2000, the Company entered into a product purchase agreement (the "Agreement") with Minnesota Mining and Manufacturing ("3M") under which the Company has agreed, among other things, to sell certain products to 3M on a worldwide exclusive basis. The Agreement is of an indefinite duration. Pursuant to the Agreement, 3M has been granted under certain circumstances a right of first refusal to purchase the Company and has also been granted four warrants, each of which entitles 3M to purchase 560,000 shares of the Company's Common Stock. The first of the four warrants is exercisable immediately at $0.55 per share until February 10, 2003. The value of these warrants, which were calculated based on the Black-Scholes model, was determined to be de minimus. Each additional warrant will vest for every $2 million of sales to 3M in any given twelve-month period, and will become exercisable on the first day of the following month in which the required sales level has been reached. The remaining three warrants will be at market price when such levels are reached and will be exercisable for two and one half years from the vesting date. The warrants that are contingent upon future events have been excluded from the option and warrant tables below.


Also excluded from the following tables are 875,000 warrants exercisable at $0.50 per share and 875,000 warrants exercisable at $0.60 per share, which are non-detachable and issued as part of a unit in connection with $875,000 of 8.75% Convertible Notes issued during 2000 (see Note 8). The $0.50 warrants are exercisable upon conversion of the note and expire nine months thereafter. The $0.60 warrants become exercisable upon exercise of the $0.50 warrants and expire nine months following that date.

Option and warrant activity is as follows:

                                                Stock Options                       Warrants
                                         -----------------------------    -----------------------------
                                         Number of         Weighted        Number of        Weighted
                                                           Average                          Average
                                                           Exercise                         Exercise
                                           Shares           Price           Shares           Price
                                         -----------     -------------    ------------    -------------
Outstanding at January 1, 1999              387,000      $       1.90       1,828,754            $1.50
    Granted                                 570,000              1.50               -                -
    Exercised                                     -                 -        (895,000)            1.50
    Expired/canceled                       (522,000)             2.00        (793,754)            1.50
                                         -----------     -------------    ------------    -------------

Outstanding at December 31, 1999            435,000              1.50         140,000             1.50
    Granted                                 675,000              0.50       1,510,000             0.52
    Exercised                               (40,000)             0.50         (50,000)            0.50
    Expired/canceled                       (257,500)             1.50         (90,000)            1.50
                                         -----------     -------------    ------------    -------------

Outstanding at December 31, 2000            812,500      $       0.67       1,510,000            $0.52
                                         ===========     =============    ============    =============

Exercisable at December 31, 2000            559,375      $       0.75       1,510,000            $0.52
                                         ===========     =============    ============    =============


                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 9--STOCKHOLDERS' EQUITY (Continued)

Information relating to stock options and warrants at December 31, 2000 summarized by exercise price are as follows:



                                                         Outstanding                         Exercisable
                                           -----------------------------------------   -------------------------
                                                              Weighted Average             Weighted Average
                                                          --------------------------   -------------------------
                                                             Life         Exercise                    Exercise
Exercise Price Per Share                     Shares        (Months)        Price         Shares         Price
------------------------------------       -----------    -----------    -----------   ------------   ----------
Stock Options:

     $0.50                                    675,000           46.2     $     0.50        421,875    $    0.50
     $1.50                                    137,500           29.8           1.50        137,500         1.50
                                           -----------    -----------    -----------   ------------   ----------

                                              812,500           43.4     $     0.67        559,375    $    0.75
                                           ===========    ===========    ===========   ============   ===========

Warrants:

     $0.50                                    950,000           28.5     $     0.50        950,000    $    0.50
     $0.55                                    560,000           25.0           0.55        560,000         0.55
                                           -----------    -----------    -----------   ------------   ----------

                                            1,510,000           27.2     $     0.52      1,510,000    $    0.52
                                           ===========    ===========    ===========   ============   ===========

Pro Forma Information

In accordance with SFAS 123 and as described in Note 2, the Company continues to account for stock-based compensation utilizing the intrinsic value method prescribed by APB 25. Had compensation cost for stock options issued to employees been determined based on the fair value at grant dates consistent with the method of SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts presented below:

                                                                   December 31,
                                                           ------------------------------
                                                              2000              1999
                                                           ------------     ---------------
Net loss, as reported
                                                         $  (3,489,220)     $  (1,853,012)

Net loss, pro forma                                         (3,552,060)        (1,935,285)

Loss per common share - basic and diluted, as reported   $        (.36)     $        (.25)

Loss per common share - basic and diluted, pro forma     $        (.36)     $        (.27)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected volatility of 23% and 27% in 2000 and 1999, respectively, an expected life of four and a half and five and a half years in 2000 and 1999, respectively, no dividends would be declared during the expected term of the options, risk-free interest rate of 6.30% and 5.81% for 2000 and 1999, respectively.

The weighted average fair value of stock options granted to employees during 2000 and 1999 was $0.15 and $0.06, respectively.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 10--INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109. At December 31, 2000, the Company has a net operating loss carryforward (NOL) of approximately $19,700,000 for federal tax purposes. At December 31, 2000, the Company has a deferred tax asset of approximately $7,400,000, which primarily relates to net operating losses. A 100% valuation allowance has been established as management cannot determine whether it is more likely than not that the deferred tax asset will be realized. The NOLs expire as follows:

   Year ending December 31,                                       Amount
-------------------------------                                -------------

          2007                                                 $  5,400,000
          2008                                                    2,000,000
          2009                                                    2,300,000
          2010                                                    1,400,000
          2011                                                    1,700,000
          2012                                                    2,200,000
          2018                                                    1,400,000
          2019                                                    1,600,000
          2020                                                    1,700,000
                                                               -------------

          Total                                                $ 19,700,000
                                                               =============

The Company also has state net operating loss carryforwards of approximately $10,100,000 available to offset future taxable income for state tax purposes that expire at various dates through 2010. The Company's net operating loss carryforwards may be limited due to ownership changes as defined under Section 382 of the Internal Revenue Code of 1986.

NOTE 11--COMMITMENTS AND CONTINGENCIES

Lease Commitments

Minimum lease commitments under noncancelable operating lease agreements are as follows:

   Year ending December 31,                                       Amount
-------------------------------                                -------------

         2001                                                  $    137,972
         2002                                                       138,047
         2003                                                       138,047
         2004                                                       135,916
         2005                                                        57,938
                                                               -------------

         Total                                                 $    607,920
                                                               =============

Rent expense was $147,494 and $151,131 for the years ended December 31, 2000 and 1999, respectively.

Royalty Agreements

The Company is required to pay royalties related to certain patents and trademarks. Total expense related to these agreements was $5,723 in 2000 and $4,324 in 1999.

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 11--COMMITMENTS AND CONTINGENCIES (Continued)

Product Purchase Agreements

Effective September 1, 2000, the Company entered into a product purchase agreement with 3M under which the Company granted to 3M the right to sell and distribute certain products in the retail market on a worldwide exclusive basis, exclusive rights in all markets in Japan, and the non-exclusive right to distribute and sell in all other markets. Pursuant to the agreement, 3M has been granted under certain circumstances a right of first refusal to purchase the Company and has also been granted four warrants, each of which entitles 3M to purchase 560,000 shares of the Company's common stock. The first of the four warrants is exercisable upon execution of the agreement for two and one half years. The remaining three warrants will vest upon attainment of certain sales levels by the Company to 3M (see Note 9). In February 2001, the parties entered into another agreement, effective May 1, 2001, by which 3M was granted exclusive rights to sell and distribute certain products in the industrial protective packaging market and non-exclusive rights for all other markets. Sales of product to 3M under both agreements will be counted toward the sales levels required in order for the remaining three warrants to vest. Both agreements are of indefinite duration.

Legal Proceedings

A former employee of the Company was seeking a severance payment of $101,500 per terms of his employment agreement, which was voluntarily terminated in November 1998. The Company had established a liability for the entire amount. Mediation was held during April 2000 between the parties and the issue was settled. During May 2000, the Company paid $50,000 in full settlement of the claim. The Company recognized other income of $51,500 during the year ended December 31, 2000 as the difference between the original liability and the settlement amount.

NOTE 12--SIGNIFICANT CONCENTRATIONS OF CREDIT RISK, MAJOR CUSTOMERS
              AND OTHER RISKS AND UNCERTAINTIES

The Company operates primarily in one industry segment: developing, manufacturing and distributing of inflatable commercial packaging systems. The Company's sales are primarily to companies producing Silicon wafers and computer chips in California, Arizona, Oregon, Colorado and Texas in the United States, Denmark and the U.K. in Europe, and Singapore in Asia.

Sales are summarized by geographic areas as follows:

For the year December 31,                       2000           1999
----------------------------------           ------------   ------------

United States                                $   715,192    $   563,971
United Kingdom                                    73,570        165,691
Portugal                                          59,709              -
Malaysia                                          38,481        228,024
Other                                             22,262          2,026
                                             ------------   ------------

Total sales                                  $   909,214    $   959,712
                                             ------------   ------------

                        Air Packaging Technologies, Inc.
                                 and Subsidiary

                   Notes to Consolidated Financial Statements


NOTE 12--SIGNIFICANT CONCENTRATIONS OF CREDIT RISK, MAJOR CUSTOMERS
              AND OTHER RISKS AND UNCERTAINTIES (Continued)

The Company had one customer who accounted for approximately 13% of net sales in 2000 and three customers who accounted for 16%, 17% and 24% of net sales in 1999.

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company frequently makes large credit sales to customers. At December 31, 2000, approximately $83,000 or 35% of the Company's accounts receivable was due from one customer.

NOTE 13--SUBSEQUENT EVENTS

In January 2001, the Company issued an additional $125,000 of Convertible Notes with interest payable annually in common stock on December 31 at 8.75% per annum (see Note 9).

On March 14, 2001, the Company issued a promissory note for $125,000 bearing interest at 7% per annum and maturing on March 31, 2004. The note is unsecured and is callable by either the Company or the note holder upon thirty days' written notice.

On March 22, 2001, the Company renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, Givigest has agreed to raise up to $1,250,000 by June 30, 2001 on a firm commitment basis. Givigest has also agreed to raise an additional $1,250,000, on a best efforts basis, as needed, by March 2002. There are no assurances that the Company will be able to raise the additional $1,250,000 proceeds under this agreement, as it is a best effort basis. Pursuant to the terms of the agreement, the Company granted 250,000 warrants to purchase the Company's common stock for a three-year term. In addition, the Company will grant one additional warrant for each $10 raised.

                AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets



                                                   3/31/2001      12/31/2000
                                                  (Unaudited)      (Audited)
                                                 ------------    ------------
ASSETS
Current assets
Cash                                             $    123,463    $    375,657
Trade receivables, net of allowance of
    $53,000 and $53,000                               281,146         182,444
Inventories, net of reserve of $134,400
    and $134,400                                      821,293         480,419
Advances and prepaids                                  16,544          20,491
                                                 ------------    ------------
     Total current assets                           1,242,446       1,059,011

Property and equipment, net of depreciation
    of $1,780,690 and  $  1,721,105                   757,553         660,204
Intangible assets, net of amortization of
    of $641,016 and $629,401                          213,888         211,792
Deferred financing costs, net of amortization
    of $94,878 and $64,773                             89,583         107,188
Deposits                                               60,378          60,378
                                                 ------------    ------------

     Total assets                                $  2,363,848    $  2,098,573
                                                 ============    ============


LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable & accrued expenses              $    771,416    $    352,804
Deferred revenue                                       10,425          10,425
                                                 ------------    ------------
     Total current liabilities                        781,841         363,229

Note payable                                          125,000            --
Convertible notes, net of discount of $458,467
  and $364,031                                        541,533         510,969
                                                 ------------    ------------
     Total long term liabilities                      666,533         510,969

Common stock, $.01 par value per share
 Authorized - 50,000,000 shares;
 Issued and outstanding  11,298,358 at
    March 31, 2001 and 11,298,358 at
    December 31, 2000                                 112,984         112,984
Additional paid in capital                         24,591,604      24,410,603
Accumulated deficit                               (23,789,114)    (23,299,212)
                                                 ------------    ------------
     Total stockholders' equity                       915,474       1,224,375
                                                 ------------    ------------
     Total liabilities & stockholders' equity    $  2,363,848    $  2,098,573
                                                 ============    ============

See notes to consolidated financial statements.


                AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
                     Consolidated Statements of Operations



                                              Three months ended  Three months ended
                                                   3/31/2001          3/31/2000
                                                  (Unaudited)        (Unaudited)
                                                 ------------       ------------
Net sales                                        $    545,980      $    147,452

Cost of sales                                         449,502           140,365
                                                 ------------      ------------
Gross profit                                           96,478             7,087

Operating expenses:
  Selling, general and administrative expenses        540,472           355,731

  Research and development                                950              --
                                                 ------------      ------------
Total operating expenses                              541,422           355,731

Loss from operations                                 (444,944)         (348,644)

Other income (expense)
  Interest expense                                    (52,804)          (26,250)
  Interest income                                       2,380             8,254
  Other income                                          5,466              --
                                                 ------------      ------------

Net loss                                         $   (489,902)     $   (366,640)
                                                 ============      ============


Loss per common share:
     Basic and diluted                           $      (0.04)     $      (0.05)
                                                 ============      ============

Weighted average number of common
shares outstanding:
     Basic and diluted                             11,298,358         7,520,415
                                                 ============      ============



See notes to consolidated financial statements.






                                      F-21


                    AIR PACKAGING TECHNOLOGIES, INC. AND SUBSIDIARY
                         Consolidated Statements of Cash Flows



                                                 Three months ended    Three months ended
                                                     3/31/2001             3/31/2000
                                                    (Unaudited)           (Unaudited)
                                                  --------------         --------------
Cash flows from operating activities:
  Net loss                                         $  (489,902)          $  (366,640)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization                     101,305                79,379
     Stock-based compensation                           56,000                  --
     Non-cash interest expense related to
      8.75% convertible notes                           30,564                  --
     Increase (decrease) from changes in:
       Trade receivables                               (98,702)              (51,055)
       Inventories                                    (340,873)             (104,598)
       Advances and prepaids                             3,947                (8,444)
      (Decrease) increase from changes in:
       Accounts payable & accrued liabilities          418,612              (169,794)
       Deferred revenue                                   --                   6,197
                                                  --------------         -------------
       Net cash used in operating activities          (319,049)             (614,955)
                                                  --------------         -------------

Cash flows from investing activities:
  Purchases of property and equipment                 (156,934)              (19,778)
  Patent expenditures                                  (13,711)               (4,290)
                                                  --------------         -------------
       Net cash used in investing activities          (170,645)              (24,068)
                                                  --------------         -------------
Cash flows from financing activities:
  Payments of deferred loan costs                      (12,500)                 --
  Proceeds from  note payable                          125,000                  --
  Proceeds from 8.75% convertible notes                125,000                  --
                                                  --------------         -------------
       Net cash provided by financing activities       237,500                  --
                                                  --------------         -------------
Net decrease in cash                                  (252,194)             (639,023)

Cash, beginning of period                              375,657             1,150,151
                                                  --------------         -------------
Cash, end of period                                $   123,463           $   511,128
                                                  ==============         =============
Supplemental disclosure of
       cash flow information:
  Cash paid during the three months for:
      Income taxes                                 $       800           $      --

See notes to consolidated financial statements.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2001
                                   (Unaudited)


Note 1 - Statement of Information Furnished
-------------------------------------------

In the opinion of management the accompanying unaudited financial statements contain all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial position as of March 31, 2001, and the results of operations and cash flows for the three month periods ended March 31, 2001 and 2000. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Report and the Form 10-KSB for the fiscal year ended December 31, 2000.

The results of operations for the three month period ended March 31, 2001 are not necessarily indicative of the results to be expected for any other period or for the entire year.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

Certain prior years' amounts have been reclassified to conform to the current years' presentation.


Note 2 - Liquidity and Going Concern
------------------------------------

The financial statements as of March 31, 2001 have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of the Company's losses during the past three years of ($3,489,220), ($1,853,012), ($1,723,647) in 2000, 1999 and 1998,
respectively and a net loss of ($489,202) for the three months ended March 31, 2001 and an accumulated deficit of ($23,789,114) at March 31, 2001. The Company's continued existence is dependent upon its ability to raise additional capital, to increase sales, to significantly improve operations, and ultimately become profitable.

The Company believes that future investments and certain sales-related efforts will provide sufficient cash flow for it to continue as a going concern in its present form. However, there can be no assurance that the Company will achieve such results. Accordingly, the consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

On March 22, 2001, the Company renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, the Company and Givigest have agreed to raise up to $1,250,000 by June 30, 2001. There are no assurance that the Company will be able to raise any proceeds under this agreement. Pursuant to the terms of the agreement, the Company granted 250,000 warrants on April 1, 2001 at fair market value to purchase the Company's common stock for a three-year term. In addition, the Company will grant one additional warrant for each $10 raised. The value of these warrants will be amortized over the term of the agreement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2001
                                   (Unaudited)


Note 3 - Earnings (Loss) Per Common Share
-----------------------------------------

The Company computes loss per common share under SFAS No. 128, "Earnings Per Share," which requires presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per common share is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts, such as stock options and convertible notes, to issue common stock were exercised or converted into common stock. Common stock options were not included in the computation of diluted loss per common share for the three months ended March 31, 2001 and 2000 because the effect would be antidilutive.


Note 4 - Exercise of Warrants And Options
-----------------------------------------

On March 24, 2000, the Board of Directors approved a temporary reduction in the exercise price of all warrants and options outstanding. The exercise price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion with a minimum conversion price of $0.50. As a result of the temporary reduction in conversion price, the Company received net proceeds of $24,889 for the exercise of 50,000 warrants by a shareholder at an exercise price of $0.50 per share and net proceeds of $19,889 for the exercise of 40,000 stock options at an exercise price of $0.50 per share (net of capital costs).

During the three months ended March 31, 2000, the Company cancelled 100,000 stock options outstanding to officers and issued an additional 675,000 stock options, which expire December 31, 2004 and are subject to certain vesting terms. 100,000 of these options are considered replacement options and thus, are subject to variable plan accounting. As a result, the Company recorded $56,000 in compensation expense for the three months ended March 31, 2001, which represents the amount by which the intrinsic value of the variable options at March 31, 2001 exceeded amount recorded on December 31, 2000. The remaining 575,000 options were granted as fixed options at an exercise price equal to the fair market value of the Company's stock at the date of grant. Thus, there was no expense recorded related to these options.

During the three months ended March 31, 2000, a warrant holder submitted 40,000 warrants to purchase common stock for cancellation by the Company.


Note 5 - Senior Convertible Notes
---------------------------------

In January 2001, the Company issued an additional $125,000 of Convertible Notes with interest payable annually in common stock on December 31, at 8.75% per annum. During 2000, the Company issued $875,000 in Convertible Notes with interest payable annually in common stock on December 31 at 8.75% per annum. The 8.75% Convertible Notes are secured by certain assets of the Company and are due on December 31, 2004. At the option of the holder, the holder may convert the principal amount of such Note at any time before December 31, 2003 into shares of common stock of the Company. The Conversion price shall be the lesser of $0.40 per share or a 20% discount to be closing high bid price on the date of conversion if the closing high bid price of the Company's common stock has been less than $0.40 for the previous 40 consecutive business days. There are also mandatory conversion provision. In addition, each Convertible Note is part of a unit consisting of the debenture one $0.50 warrant and one $0.60 warrant allowing the purchase of one share on common stock per warrant at certain times before January 1, 2004, subject to certain conditions.

As a result of the beneficial conversion feature related to the 20% discount on conversion price, the Company recorded a discount on the Notes of $843,750, of which $354,719 was recognized as interest expense during 2000. The remaining unamortized discount is being amortized over the life of the Notes and resulted in an additional interest expense of $30,564 for the three month period ended March 31, 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2001
                                   (Unaudited)

On March 24, 2000, the Board of Directors of the Company approved a temporary reduction in the conversion price on the 7% Senior Convertible Notes into common stock. The conversion price was reduced from $1.50 to the average bid price of the Company's common stock for the twenty-five trading days immediately prior to the receipt of a notice of conversion, with a minimum conversion price of $0.50. The notice of conversion for the temporary reduction was required to be received by April 30, 2000 and included all accrued interest through May 31, 2000. During April 2000, the Company received notices of conversion from all of the debenture holders. As a result, the Company issued 3,137,943 shares of common stock and recorded an expense of $1,009,771 related to the induced conversion that resulted from the reduction in conversion price.


Note 6 - Promissory Note
------------------------

On March 14, 2001, the Company issued a promissory note for $125,000 bearing interest at 7% per annum and maturing on March 31, 2004. The note is unsecured and is callable by either the Company or the note holder upon thirty days' written notice.


Note 7 - Investment Banking Agreement
-------------------------------------

On March 22, 2001, the Company renewed its investment banking agreement with Givigest for an additional one-year term, effective April 1, 2001. Pursuant to the terms of the agreement, Givigest has agreed to raise up to $1,250,000 by June 30, 2001 on a firm commitment basis. Givigest has also agreed to raise an additional $1,250,000, on a best efforts basis, as needed, by March 2002. There are no assurances that the Company will be able to raise the additional $1,250,000 proceeds under this agreement, as it is a best effort basis. Pursuant to the terms of the agreement, the Company granted 250,000 warrants to purchase the Company's common stock for a three-year term. In addition, the Company will grant one additional warrant for each $10 raised.



Note 8 - Subsequent Events
--------------------------

On April 18, 2001, the Company issued options to purchase 500,000 shares of the Company's common stock to officers, directors and employees at fair market value on the date of the grant. These options vest over a four year period.


Note 9 - Significant Customer
-----------------------------

The Company had one customer who accounted for approximately 60% of net sales for the three months ended March 31, 2001. The Company did not have any major customers for the three months ended March 31, 2000.

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company frequently makes large credit sales to customers. At March 31, 2001 approximately $246,000 or 87% of the Company's accounts receivable was due from one customer.

PART  II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Delaware General Corporation Law. The Registrant has statutory authority to indemnify its officers and directors. The applicable portions of the Delaware General Corporation Law (the "DOCL") state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action. suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding. had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine such indemnity is proper.

     Under the applicable provisions of the DGCI- any indemnification shall be made by the Registrant only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

     (1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

     (2) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the affirmative vote of a majority of the shares entitled to vote thereon.

     Certificate of Incorporation and Bylaws. The Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors for monetary for breach of their fiduciary duty of care as directors to the Registrant and its stockholders notwithstanding any provision of law imposing such liability. The Registrant's Certificate of Incorporation, however, does not eliminate liability of the Registrant's directors for (t) breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the unlawful payments of dividends or unlawful stock repurchase or redemption as provided in Section 174 of the DGCI, or (iv) for any transaction from which the director derived an improper personal benefit if such persons are parties to, or are threatened to be made parties to, certain proceedings by reason of their position as officers or directors of the Registrant. Article IV of the Registrant's By-Laws provides for the indemnification of the Registrant's directors, officers, employees and other agents. . The Registrant's Certificate of Incorporation and By-Laws, which are filed as Exhibit 3.1 and Exhibit 3.2 of the Registrant's Form 10, dated July 23, 1999, are hereby incorporated by reference.

Item 25.  Other Expenses of Issuance and Distribution

         Estimated   expenses  payable  in  connection  with  the  sale  of  the
Securities covered hereby are as follows:

         Registration fee                                         $ 2,715.24

         NASD filing fee                                          $    -0-

         Printing and engraving expenses                          $ 1,000.00

         Legal fees and expenses                                  $25,000.00

         Accounting fees and expenses                             $ 5,000.00

         Blue Sky fees and expenses
                (including legal fees)                                 -0-

         Transfer agent and registrar
                 fees and expenses                                     nil


         Miscellaneous                                                 -0-
                                                                   ==========
                                                          Total    $33,715.24*

* The selling shareholders will not pay any of these expenses


Item 26.  RECENT SALES OF UNREGISTERED SECURITIES





                                         Class of        Nature            Amount
                            Amount     Persons  to         of                of            Exemption
Dates    Title             Sold (5)     Whom Sold      Consideration    Consideration       Claimed
-----    -----           ------------  -----------     -------------    -------------     ------------
11/00-   Conv.            1,000,000     6 Offshore        Cash            $1,000,000       4(2), 4(6)
1/01     Notes &                        Accredited                                         RegD and/or
         Warrants (1)                   Investors                                          RegS


6/16/00  Common              90,000     One Director &    Cash            $   45,000       4(2), 4(6)
         Stock(6)                       1 Offshore                                         RegD and/or
                                        Accredited                                         Reg S
                                        Investor

6/1/00   Common             450,000     1 offshore        Cash            $  225,000       4(2), 4(6)
         Stock &                        Accredited                                         RegD, and/or
         Warrants(3)                    Investor                                           Reg S




                                       35




5/26/00  Common           3,137,943     6 offshore        Conversion         (2)           4(2), 4(6)
         Stock(2)                       Accredited                                         RegD and/or
                                        Investors                                          RegS

4/28/00  Common             100,000     1 Offshore        Services        $   42,000       4(2), 4(6)
         Stock(4)                       Accredited                                         RegD and/or
                                        Investor                                           RegS

9-10/99  7% Conv.         1,500,000     6 offshore        Cash            $1,500,000       4(2), 4(6)
         Notes (2)                      Accredited                                         RegD, and/or
                                        Investor                                           Reg S

6/11/99  Common             335,000     1 Offshore        Cash            $  502,500       Reg S
         Stock(5)                       Accredited
                                        Investor

4/26/99  Common             160,000     1 Offshore        Cash            $  240,000       Reg S
         Stock(5)                       Accredited
                                        Investor

1/28/99  Common             246,667     1 Offshore        Cash            $  370,000       Rule 504
         Stock(5)                       Accredited                                         and/or
                                        Investor                                           Reg S

1/28/99  Common               3,333     1 Offshore        Cash            $    5,000       Reg S
         Stock (5)                      Accredited
                                        Investor

1/15/99  Common             150,000     1 Offshore        Cash            $  150,000       Reg S
         Stock & Warrants               Accredited
         (On a 1 for 1                  Investors
         basis)

1/15/99  Common              50,000     1 Accredited      Cash            $   68,000       4(2)
         Stock & Warrants               U.S. Investor
         (On a 1 for 1
         basis)


12/21/   Common             420,000     1 Offshore        Cash            $  630,000       Rule 504
98       Stock (5)                      Accredited
                                        Investor

9/98 -
12/98    Common           1,043,157     Ten               Conversion of   $1,066,572       Reg S
         Stock                          Offshore          Debt to Equity
                                                          Accredited
                                                          Investors

9/98     Common              20,839     1 Accredited      Conversion of   $   25,000       Section 4(2)
         Stock                          U.S. Investor     Debt to Equity



                                       36


9/11/98  Common             100,000     1 Offshore        Cash            $  125,475       Reg S
         Stock(5)                       Accredited
                                        Investor


1/98 -   Common             811,250     4 Offshore        Cash            $  985,657       Reg S
12/98    Stock & Warrants               Accredited
         (On a 1 for 1                  Investors
         basis)


(1)  Each note is convertible into common stock of the company at $0.40,  upon 61 days prior notice, at anytime  before  January 1, 2004.  Each $.50  warrant is  exercisable,  upon 61 days written notice,  only after  conversion of the  debenture and only for 9 months after such  conversion.
     Each $.60  warrant is  exercisable,  upon 61 days  notice,  only after the exercise of the $.50 warrants and only for 9 months after such exercise.

(2)  Each note was convertible  into common stock at $1.50 per share. On March 24, 2000 the exercise price was  temporarily  reduced to the then current market price or $.50 whichever was greater.
     All of the debt was converted then into 3,000,000 shares of Common Stock.

(3)  Each  warrant  provides  the right to acquire on share of common  stock at $.50 and has a three year term.

(4)  The shares  were  issued as partial  consideration  for the  signing of an  Investment  Banking
     Agreement  with the  investor  and were  valued at $.50 per  share,  the  market  price for the company's common stock at the time of the agreement.

(5)  Issued in connection with the exercise of Warrants previously placed with offshore investors.

(6)  Number of shares does reflect the 10 for 1 reverse split that became effective January 4, 2000.




Item 27.  Exhibits


         The following exhibits are submitted herewith or incorporated by reference as indicated:


Exhibits Required by Item 601 of Regulation SB.

          3(i) Articles of Incorporation, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999

          3(ii)Bylaws,   Incorporated  by  reference  to  exhibits  attached  to
               Amended Form 10 filed July 23, 1999

          4    Instruments  defining  rights  of  security  holders,   including
               indentures.

               None.

          9    Voting Trust Agreement

               None

          10   Material Contracts

               Lease Agreement for plant facilities, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999

               (b)1.Employment  Agreement  with Garvin McMinn,  Incorporated  by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (b)2.Amendment to Employment with Garvin McMinn,  Incorporated by reference to exhibits to Amended Form 10 filed July 23, 1999
               (c)1.Employment  Contract with CFO Janet Maxey,  Incorporated  by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (c)2.Amendment  to  Employment  Contract  with CFO  Janet  Maxey,
                    Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (d)1.Employment  Contract  with Vice  President  Elwood  Trotter,
                    Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (d)2.Amendment to Employment  Contract with Vice President Elwood
                    Trotter, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (e) Form of Option Certificate delivered to certain Key Employees in connection with the Grant of Individual Options to said Employees, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (f) Patent Royalty Agreement between Puff Pac, Ltd. (the Company's predecessor), and Puff Pac People, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (g) Escrow Agreement, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (h) 1999 Non-Qualified Key Man Stock Option Plan, Incorporated by reference to exhibits attached to Amended Form 10 filed July 23, 1999
               (i) 1999 Investment Banking Agreement, Incorporated by reference to Form 10K exhibits filed April 14, 2000
               (j) 2000 Investment Banking Agreement, Incorporated by reference to Form 10K exhibits filed April 14, 2000

               (k)  2001 Investment Banking Agreement, Incorporated by reference
                    to exhibits attached to Form 10KSB filed April   17, 2001
               (l) 3M Agreement with 3M Stationery Products Division, Incorporated by reference to exhibits attached to Form 10KSB filed April 17, 2001
               (m) 3M Agreement with 3M Packaging Systems Division, Incorporated by reference to exhibits attached to Form 10KSB filed April 17, 2001


          21   Subsidiaries of the Registrant

                   Name                               Domicile
                   Puff Pac Industries
                   (Canada) Inc. (inactive)           Canada


          24.1 - Independent Auditor's Consent.

          24.2 - Consent of J. Garry McAllister, Incorporated by reference to exhibits attached to Form SB-2 filed May 7, 2001

          25.1 - Power of Attorney is contained on Page VI of PartII of SB-2 filed May 7, 2001.

Item 28.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933. as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise. the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;


          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)  to  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering;


SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on Its behalf by the undersigned, thereunto duly authorized in the City of Valencia, State of California, on the 16th day of July, 2001.




                                                    S/ Donald Ochacher
                                                    --------------------------
                                                    Donald Ochacher, President

                                POWER OF ATTORNEY

    Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Donald Ochacher and Janet Maxey, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S- I of Air Packaging Technologies, Inc., and to file the same, with all exhibits thereto and other documents In connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all Intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the Following persons in the capacities and on the dates indicated.


    Signatures                Title                              Date
    ----------                -----                              ----




S/ Donald Ochacher         President and Director             July 16, 2001
-------------------
Donald Ochacher



S/ Janet Maxey             Chief Financial Officer            July 16, 2001
-------------------
Janet Maxey



S/ Carl Stadelhofer        Director                           July 16, 2001
-------------------
Carl Stadelhofer


















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